Exhibit D

DESCRIPTION OF CANADA

Unless otherwise indicated, dollar amounts hereafter in this document are expressed in Canadian dollars. On December 16, 2011, the noon spot rate of the Bank of Canada for conversion of Canadian dollars (“$”) to United States dollars (“U.S.$”) was $1 = U.S.$0.9626.

Certain information contained in the Exhibit has been extracted or compiled from public official documents of Canada, which include statistical data subject to revision. Canada is sometimes referred to as the “Government of Canada” or the “Government” in this Exhibit.

CANADA

GENERAL INFORMATION

Area and Population

Canada is the second largest country in the world, with an area of 9,984,670 square kilometers of which about 891,163 square kilometers are covered by fresh water. The occupied farm land is about 7% and the commercial forest land is about 30% of the total area. The population on July 1, 2011 was estimated to be 34.5 million. Over two thirds of Canada’s population lives in metropolitan areas of which Toronto, Montreal and Vancouver are the largest. Most of Canada’s population lives within 200 kilometers of the United States border.

Form of Government

Canada is a federal state composed of ten provinces and three territories. In 1867, the United Kingdom Parliament adopted the British North America Act, which established the Canadian federation comprised of, at that time, the Provinces of Ontario, Québec, Nova Scotia and New Brunswick. Since then, six additional provinces (Manitoba, British Columbia, Prince Edward Island, Saskatchewan, Alberta and Newfoundland and Labrador), along with the Yukon Territory, the Northwest Territories and the territory of Nunavut (which was carved out of the Northwest Territories on April 1, 1999), have become parts of Canada.

The British North America Act (which has been renamed the Constitution Act, 1867) gave the Parliament of Canada legislative power in relation to a number of matters including all matters not assigned exclusively to the legislatures of the provinces. These powers now include matters such as defense, the raising of money by any mode or system of taxation, the regulation of trade and commerce, the public debt, money and banking, interest, bills of exchange and promissory notes, navigation and shipping, extra-provincial transportation, aerial navigation and, with some exceptions, telecommunications. The provincial legislatures have exclusive jurisdiction in such areas as education, municipal institutions, property and civil rights, administration of justice, direct taxation for provincial purposes and other matters of purely provincial or local concern.

The executive power of the federal Government is vested in the Queen, represented by the Governor General, whose powers are exercised on the advice of the federal Cabinet, which is responsible to the House of Commons. The legislative branch at the federal level, Parliament, consists of the Crown, the Senate and the House of Commons. The Senate has 105 seats. There are 24 seats each for the Maritime Provinces, Québec, Ontario and Western Canada, 6 for Newfoundland and Labrador and 1 each for the three territories. Senators are appointed by the Governor General on the advice of the federal Cabinet and hold office until age 75. The House of Commons has 308 members, elected by voters in single-member constituencies. The leader of the political party that gains the most seats in each general election is usually invited by the Governor General to be Prime Minister and to form the Government. The Prime Minister selects the members of the federal Cabinet from among the members of the House of Commons and the Senate (in practice almost entirely from the former). The House of Commons is elected for a period of five years. Since May 2007, the Canada Elections Act requires that a general election be held on a fixed date: the third Monday of October in the fourth calendar year following the previous general election. However, the law does not prevent the Governor General from dissolving Parliament at another date. The date of a general election is set by the Governor in Council.

The most recent general election was held on May 2, 2011. As a result of that election the Conservative Party of Canada formed the Government. The distribution of seats in the House of Commons is as follows: the Conservative Party of Canada has 166 seats, the New Democratic Party has 102 seats, the Liberal Party of Canada has 34 seats, the Bloc Québécois has 4 seats, and the Green Party of Canada has 1 seat. There is 1 vacant seat.

The executive power in each province is vested in the Lieutenant Governor, appointed by the Governor General on the advice of the federal Cabinet. The Lieutenant Governor’s powers are exercised on the advice of the provincial cabinet, which is responsible to the legislative assembly. Each provincial legislature is composed of a Lieutenant Governor and a legislative assembly and, depending on the province, members of provincial legislative assemblies are elected for 4 or 5 years. The practice of selecting the provincial premier and the provincial cabinet in each province follows that described for the federal level, as does dissolution of a legislature.

The judicial branch of government in Canada is composed of an integrated set of courts created by federal and provincial law. At the federal level there are two principal courts, the Supreme Court of Canada which is the highest appeal court in Canada and the Federal Court of Canada which, among other things, deals with federal revenue laws and claims involving the Government. Judges of the two federally constituted courts and those of the provincial superior and county courts are appointed by the Governor General on the advice of the federal Cabinet and hold office during good behavior until age 70 or 75. Judges of the magistrates courts (commonly now known as provincial courts) are appointed by the provincial government and usually hold office until age 65 or 70.

Constitutional Reform

In April 1982, Her Majesty the Queen proclaimed the Constitution Act, 1982, terminating British legislative jurisdiction over Canada’s Constitution. The Constitution Act, 1982 provides that Canada’s Constitution may be amended pursuant to an amending formula contained therein and contains the Canadian Charter of Rights and Freedoms, including the linguistic rights of Canada’s two major language groups.

The government of Québec did not sign the constitutional agreement which led to the repatriation of the Canadian Constitution and the proclamation of the Constitution Act, 1982. Although Québec is legally bound by the Constitution Act, 1982, the government of Québec set out five conditions for accepting the legal legitimacy of the Act. Discussions on those principles led on April 30, 1987 at Meech Lake to a unanimous agreement by First Ministers on principles respecting each of Québec’s conditions.

A constitutional resolution to give effect to the Meech Lake Accord was adopted by Parliament and eight provinces before the deadline for ratification on June 23, 1990. In the absence of ratification by Newfoundland and Manitoba, the amendment was not adopted. In the wake of this event, the most extensive series of public consultations on constitutional matters ever to occur in Canada began through the work of both provincial and federal commissions and committees, among other things. Recommendations produced by this process were then assessed by a series of multilateral negotiations involving the federal, provincial and territorial governments and four national Aboriginal organizations, held from April to July 1992. Agreement was reached on a wide range of constitutional issues through the multilateral process which led to a First Ministers’ Conference held in Charlottetown in August 1992.

The Charlottetown Accord was an extensive package of reforms agreed upon by the federal, provincial and territorial governments and the four Aboriginal organizations. On October 26, 1992, Canadians were asked in a referendum if they agreed that the Constitution of Canada should be renewed on the basis of the Charlottetown agreement. A majority of Canadians in a majority of the provinces, including a majority in Québec and a majority of Status Indians living on reserves, declined to provide such a mandate. Consequently, governments set aside the constitutional issue and announced their intention to concentrate on social and economic initiatives that do not require constitutional change.

Québec

In September 1994, the Parti Québécois was elected, and its platform called for Québec’s accession to independence. On October 30, 1995, the government of Québec held a consultative referendum under provincial law, seeking a mandate to secede from Canada and proclaim Québec’s independence, after having made a formal offer of a new economic and political partnership between Québec and the rest of Canada. The government’s proposal was rejected by a vote of 50.6% against and 49.4% in favour, with a participation rate of 93%. While all sides accepted the 1995 referendum results, the Parti Québécois has not abandoned the goal of achieving independence for Québec.

In September 1996, the Government of Canada referred a series of legal questions to the Supreme Court of Canada with a view to clarifying, at both domestic and international law, whether the government of Québec has the right to secede from Canada unilaterally. On August 20, 1998, the Supreme Court rendered judgment, ruling that the government of Québec cannot, under either the Constitution of Canada or international law, legally effect the unilateral secession of Québec from Canada. The Supreme Court also stated that, if a clear majority of Québecers were to clearly and unambiguously express their will to secede, the federal and provincial governments in Canada would then have a constitutional obligation to enter into negotiations to address the potential act of secession as well as its possible terms should, in fact, secession proceed.

On June 29, 2000, the Government of Canada enacted a law to give effect to the requirement for clarity set out in the opinion of the Supreme Court. That law requires the House of Commons to assess, prior to any future referendum on the secession of a province, whether the referendum question made clear that the province would cease to be part of Canada and become an independent country. The law further requires that, after the vote itself, the House of Commons also assess whether there appeared to be a clear majority in support of the question. Only if both these conditions were met would the Government of Canada be authorized to enter into negotiations which might lead to the constitutional amendments required to effect secession.

In the provincial election of December 8, 2008, the federalist Québec Liberal Party was reelected for the third time since 2003 and forms a majority government having obtained 66 out of 125 seats in Quebec’s National Assembly (42% of the votes cast), as compared to 51 seats (35% of the votes cast) for the official opposition Parti québécois party, 7 seats (16% of the votes cast) for the Action démocratique du Québec and 1 seat (4% of the votes cast) for the Québec Solidaire party.

THE CANADIAN ECONOMY1

General

The following chart shows the distribution of real gross domestic product (“GDP”) at basic prices (2002 constant dollars) in 2010, which is indicative of the structure of the economy.

DISTRIBUTION OF REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES(1)

Percentage Distribution in 2010

Source: Statistics Canada, Gross Domestic Product by Industry.

Note: Total may not add to 100% due to rounding.

(1)

GDP is a measure of production originating within the geographic boundaries of Canada, regardless of whether factors of production are Canadian or non-resident owned, whereas gross national product (“GNP”) measures the value of Canada’s total production of goods and services — that is, the earnings of all Canadian owned factors of production. Quantitatively, GDP is obtained from GNP by adding investment income paid to non-residents and deducting investment income received from non-residents. GDP at basic prices represents the value added by each of the factors of production and is equivalent to GDP at market prices less net taxes on products. These differences can cause discrepancies in levels and growth rates of GDP at basic prices on pages 6 and 7 and GDP at market prices on pages 8 and 9.

(2)	The agriculture, forestry, fishing, and hunting; and mining and oil and gas extraction sectors both include support activities.

The volume of industry and sector output in the following discussion provides “constant dollar” measures of the contribution of each industry to GDP at basic prices. The share of service-producing industries in real GDP was 72% in 2010 while the remaining 28% was attributed to goods-producing industries.

[1]

Quarterly and semi-annual figures or changes are based upon seasonally adjusted data, except where otherwise indicated. All percentage changes are compounded at annual rates. For percentage changes over more than one year, the method of computation includes growth over the entire period indicated. Unless otherwise specified, all growth rates on page 7 are calculated using real GDP at basic prices, constant 2002 dollars.

The following table shows the composition of Canada’s real GDP at basic prices (2002 constant dollars) by sector in 2001 and over the 2006-2010 period.

REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES BY INDUSTRY

	(For the years ended December 31,)
	2010	2009	2008	2007	2006	2001(2)	2010	2006	2001(2)
	(millions of 2002 dollars)						(percentage distribution)

Agriculture (3)	$23,774	$24,014	$25,297	$22,114	$21,821	$18,083	1.9%	1.8%	1.7%
Forestry, fishing and hunting	5,868	5,081	5,972	6,392	7,044	6,770	0.5	0.6	0.7
Mining and oil and gas extraction	54,958	51,637	56,962	58,478	57,946	52,254	4.5	4.9	5.0
Manufacturing	155,746	145,553	169,059	181,229	185,353	181,283	12.6	15.5	17.4
Construction	72,576	67,309	73,958	71,539	68,687	55,393	5.9	5.8	5.3
Electrical power, gas and water utilities	32,412	31,977	32,871	31,453	30,090	27,332	2.6	2.5	2.6
Transportation and warehousing	57,645	55,230	58,062	57,826	56,919	50,178	4.7	4.8	4.8
Wholesale and retail trade	145,874	138,962	144,001	142,792	136,585	108,308	11.8	11.4	10.4
Finance, insurance and real estate	258,125	251,366	246,412	240,756	232,467	196,986	20.9	19.5	18.9
Public administration and defence	75,295	73,638	71,330	69,014	67,352	59,718	6.1	5.6	5.7
Health, social, educational, professional and other services	352,607	347,239	346,730	339,525	329,671	285,879	28.6	27.6	27.5

Total (1)	$1,234,880	$1,192,006	$1,230,654	$1,221,118	$1,193,935	$1,041,432	100%	100%	100%

Source: Statistics Canada, Industry Accounts Division.

(1)	May not add to total due to rounding.
(2)	Data does not add to total from 1997 to 2001 due to rebasing to 2002 dollars.
(3)	Agriculture includes support activities for agriculture and forestry fishing and trapping.

The share of service-producing industries in real GDP at basic prices increased from 67.3% in 2001 to 72.0% in 2010. The fastest growing industry in this sector has been wholesale and retail trade, which grew at an average annual growth rate of 3.4% between 2001 and 2010, compared to an average annual growth rate of 2.7% for total service sector real GDP (2002 constant dollars). The goods-producing sector constituted 28.0% of real GDP at basic prices in 2010, down from 32.7% in 2001. The decline was most evident in manufacturing, with its share declining from 17.4% in 2001 to 12.6% in 2010.

Total real GDP growth was 2.7% in 2006, 2.3% in 2007 and 0.8% in 2008. Amid one of the most severe recessions in Canadian history, real GDP growth was negative 3.1% in 2009 but returned to positive growth of 3.6% in 2010. In spite of continuing uncertainty in the global economy, Canada’s real GDP registered growth of 3.5%, 2.6% and 2.6% (year-over-year) in the first, second and third quarters of 2011, respectively.

Manufacturing output fell 1.4% in 2006, 2.2% in 2007, 6.7% in 2008 and 13.9% in 2009. In 2010, there was some recovery in the sector as growth in manufacturing output turned positive, growing by 7.0%. In 2011, year-over-year growth in manufacturing output remained positive, growing 5.2%, 1.5% and 2.0% in the first, second and third quarters, respectively.

The construction sector was the second largest goods-producing sector in Canada in 2010. Construction activity rose by 3.8% in 2006, 4.2% in 2007 and 3.4% in 2008 before falling 9.0% in 2009. In 2010, construction activity returned to growth, increasing 7.8%. Construction output rose 5.9% year-over-year in the first quarter of 2011 followed by growth of 4.5% and 4.3% in the second and third quarters, respectively.

Output from mining and oil and gas extraction rose 2.7% in 2006 and 0.9% in 2007 but declined 2.6% in 2008 and 9.3% in 2009. This sector returned to growth in 2010 with output growing by 6.4%. On a year-over-year basis, output growth in this sector was 9.6%, 4.4% and 6.5% in the first, second and third quarters of 2011, respectively.

Although the share of agricultural output2 in total real GDP was only 1.9% in 2010 (2002 constant dollars), agriculture is an important part of Canada’s economy and a significant contributor to foreign exchange earnings. Wheat is Canada’s principal agricultural crop and one of its largest export products by value. The wheat crop was 25.3 million tonnes in 2006, 20.1 million tonnes in 2007, 28.6 million tonnes in 2008, 26.8 million tonnes in 2009, and 23.2 million tonnes in 2010. Statistics Canada estimates wheat production to be 25.3 million tonnes in 2011.

Gross Domestic Income and Expenditure3

Nominal GDP at market prices was about $1.6 trillion in 2010. Nominal GDP grew at 5.6% in 2006, 5.5% in 2007, 4.8% in 2008, and negative 4.6% in 2009. Nominal GDP growth was 6.3% in 2010 and, on a year-over-year basis, was 5.8%, 5.7% and 5.9% in the first, second and third quarters of 2011, respectively.

GROSS DOMESTIC INCOME AND EXPENDITURE

	First 3 quarters (10)				For the years ended December 31,
	2011		2010		2010		2009		2008	2007		2006
	( in millions)
INCOME
Labor income (1)		885,349		844,000		849,618		814,707	818,563		784,885		743,392
Corporate profits (2)		202,961		176,415		180,723		149,087	223,001		200,943		197,286
Non-farm unincorporated business income		107,619		103,117		103,592		97,979	91,371		89,908		86,785
Farm income		2,751		1,203		1,397		864	3,304		503		–35
Other net domestic income (3)		163,437		162,265		161,486		153,830	163,552		157,431		142,483

Net domestic income		1,362,117		1,287,000		1,296,816		1,216,467	1,299,791		1,233,670		1,169,911
Indirect taxes, capital consumption allowances and residual error		343,064		325,192		327,792		312,518	303,627		295,919		280,494

GROSS DOMESTIC INCOME		1,705,181		1,612,192		1,624,608		1,528,985	1,603,418		1,529,589		1,450,405

EXPENDITURE
Consumer expenditure		973,927		934,532		940,620		898,215	890,601		851,603		801,742
Government expenditure (goods & services):
Federal (4)		67,007		65,535		65,988		63,602	59,467		53,907		53,004
Provincial-municipal (5)		369,989		352,119		354,869		331,267	308,661		285,037		265,714

Total government (6)		436,996		417,653		420,857		394,869	368,128		338,944		318,718
of which current		365,287		351,431		353,569		337,735	315,977		293,608		277,608
of which capital (7)		71,709		66,223		67,288		57,134	52,151		45,336		41,110

Residential construction		117,623		112,468		112,692		99,249	107,735		108,289		98,214
Business fixed investment:
Non-residential construction		99,291		86,559		88,702		83,583	105,476		92,528		85,236
Machinery and equipment		97,751		88,745		89,767		86,032	101,369		101,068		99,932

Total		197,041		175,304		178,469		169,615	206,845		193,596		185,168
Inventory accumulation:
Business non-farm		6,797		6,345		3,301	–	6,066	3,649		9,370		10,130
Farm	–	929	–	917	–	1,015	–	885	2,218	–	1,119	–	727

Total		5,868		5,428		2,286	–	6,951	5,867		8,251		9,403
Exports (goods & services) (8)		524,827		470,752		478,132		439,527	563,075		534,718		524,075
Imports (goods & services) (9)		–550,449		–504,527		–508,653		–465,328	–538,654		–505,055		–487,674

Residual error and estimate		-651		581		205		–211	–179		–757		759
GROSS DOMESTIC EXPENDITURE		1,705,181		1,612,192		1,624,608		1,528,985	1,603,418		1,529,589		1,450,405

GROSS DOMESTIC EXPENDITURE IN CHAINED 2002 DOLLARS		1,352,775		1,320,496		1,324,993		1,283,722	1,320,291		1,311,260		1,283,033

Source: Statistics Canada, National Income and Expenditure Accounts.

Note: Amounts may not add due to rounding.

(1)	Includes military pay and allowances.
(2)	Includes net interest and dividends paid to non-residents.
(3)	Includes interest and miscellaneous investment income and government business enterprise profits before taxes.
(4)	Net spending (outlays minus sales) including gross capital formation and Canada Pension Plan.
(5)	Net spending (outlays minus sales) including gross capital formation and Québec Pension Plan.
(6)	Includes government inventories.
(7)	Includes inventory accumulations at all levels of government.
(8)	Excludes investment income paid from non-residents.
(9)	Excludes investment income paid to non-residents.
(10)	Seasonally adjusted, annual rates.

[2]	Agricultural output includes support activities for agriculture and forestry, fishing and hunting.
[3]	Year-over-year growth rates for nominal GDP at market prices are based on not seasonally adjusted data.

Economic Developments4

Between 2000 and 2010, real GDP (at market prices) trended upwards, with annual average growth of 1.9% during that period. Real GDP growth was 2.8% in 2006, 2.2% in 2007 and 0.7% in 2008. In 2009, real GDP declined 2.8% before increasing 3.2% in 2010. In the first three quarters of 2011, Canada experienced year-over-year real GDP growth of 2.8%, 2.1% and 2.4% in the first, second and third quarters, respectively.

Real consumer spending rose, 4.2% in 2006, 4.6% in 2007, 3.0% in 2008, 0.4% in 2009 and 3.3% in 2010. Year-over-year growth in consumer spending was 2.1% in the first quarter, 2.3% in the second quarter and 1.9% in the third quarter of 2011.

Since attaining a peak of 20.2% in 1982, the personal saving rate trended downward until the mid-2000s, reaching 2.1% in 2005. Since then the personal savings rate increased to 3.5% in 2006, 2.8% in 2007, 3.9% in 2008, 4.6% in 2009, and 4.8% in 2010. The personal saving rate was 4.3% in the first quarter, 4.1 in the second quarter and 3.5% in the third quarter of 2011.

Non-residential business fixed investment growth was 9.9% in 2006, 3.3% in 2007 and 3.7% in 2008. Then in 2009, investment declined 20.8% followed by a gain of 7.3% in 2010. On a year-over-year basis, non-residential business fixed investment growth was 16.7% in the first quarter of 2011 before moderating to 15.9% and 9.0% in the second and third quarters of 2011, respectively.

The number of housing starts rose steadily in the early part of this decade but levelled off from 2004 to 2007 and has fallen since then. Following a level of 152 thousand units in 2000, housing starts increased to 218 thousand units in 2003 and 233 thousand units in 2004. Housing starts then averaged 223 thousand units from 2005 to 2008. In 2009, housing starts stood at 149 thousand units, increasing to 190 thousand units in 2010. In 2011, the level of housing starts was 175 thousand, 195 thousand and 206 thousand units in the first, second and third quarters, respectively (at annual rates).

Government spending on current goods and services grew by 3.0% in 2006, 2.7% in 2007, 4.4% in 2008, 3.6% in 2009 and 2.4% in 2010. In 2011, year-over-year growth in government spending on goods and services was 1.3% in the first quarter 0.8%, in the second quarter and 0.9% in the third quarter.

In current dollar terms, the trade balance in goods and services (on a balance of payments basis) was $35.5 billion in 2006, $28.6 billion in 2007 and $23.4 billion in 2008. In 2009, the trade balance declined to a deficit of $26.9 billion and in 2010 the deficit increased to $31.8 billion. In the first three quarters of 2011, the trade deficit in goods and services was $26.9 billion at annual rates (see also “Balance of Payments” where the corresponding value for the first three quarters was $20.2 billion).

[4]

In this section all figures, except the savings rates and the trade balance, are reported in real terms and growth rates are calculated from GDP at market prices, chained 2002 dollars, seasonally adjusted at annual rates unless otherwise noted.

Prices and Costs

The GDP implicit price deflator increased 2.7% in 2006, 3.2% in 2007 and 4.1% in 2008. The deflator then declined 1.9% in 2009 before increasing 2.9% in 2010. In 2011, the year-over-year change in the implicit price deflator was 2.9% in the first quarter, 3.4% in the second quarter and 3.4% in the third quarter.

Since the introduction of inflation-targeting into monetary policy in 1991, annual increases in the consumer price index (“CPI”) have remained almost entirely within the 1 to 3 per cent target range. Total CPI rose 2.0% in 2006, 2.2% in 2007, 2.3% in 2008, 0.3% in 2009 and 1.8% in 2010. Total CPI increased by 2.6% in the first quarter, 3.4% in the second quarter and 3.0% in the third quarter in 2011.5

PRICE DEVELOPMENTS

For the years ended December 31,	GDP Implicit Price Index (1)	Consumer Price Index				Total Excluding Food & Energy	Shelter	Industrial Product Price Index
		Total	Food	Total Excluding Food	Energy
	(annual percentage changes)
2006	2.7	2.0	2.3	2.0	5.1	1.5	3.4	2.3
2007	3.2	2.2	2.7	2.0	2.3	2.0	3.5	1.5
2008	4.1	2.3	3.5	2.2	9.9	1.2	4.2	4.3
2009	–1.9	0.3	4.9	–0.7	–13.5	1.1	–0.3	–3.5
2010	2.9	1.8	1.4	1.9	6.7	1.3	1.3	1.0

2010Q4	2.8	2.3	1.8	2.4	8.7	1.6	2.6	2.7
2011Q1	2.9	2.6	2.5	2.6	10.8	1.6	2.2	4.1
2011Q2	3.4	3.4	3.8	3.2	16.4	1.7	2.0	5.2
2011Q3	3.4	3.0	4.3	2.7	13.0	1.5	1.5	5.3

Source: Statistics Canada.

(1)	This implicit price index is based on seasonally adjusted data.

The average annual wage settlements (over the life of the contract) increased 2.5% in 2006, 3.4% in 2007, 3.3% in 2008, 2.3% in 2009 and 1.9% in 2010. Wage settlements were 1.3% in the first quarter of 2011, 2.0% in the second quarter and 2.0% in the third quarter.

[5]	Year-over-year growth rates for CPI are based on not seasonally adjusted data.

Labor Market

The following table shows labor market characteristics for the periods indicated.

LABOR MARKET CHARACTERISTICS(1) (2)

(thousands of persons)

	Canada			Atlantic Provinces			Québec
For the years ended December 31,	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate
	(thousands)		(per cent)	(thousands)		(per cent)	(thousands)		(per cent)
2006	17,517	16,410	6.3	1,191	1,074	9.8	4,070	3,743	8.1
2007	17,884	16,806	6.0	1,200	1,090	9.1	4,133	3,834	7.2
2008	18,204	17,087	6.1	1,212	1,099	9.3	4,183	3,880	7.2
2009	18,329	16,813	8.3	1,221	1,092	10.5	4,204	3,848	8.5
2010	18,525	17,041	8.0	1,227	1,099	10.5	4,254	3,915	8.0

2010Q4	18,550	17,123	7.7	1,227	1,094	10.8	4,273	3,943	7.7
2011Q1	18,668	17,224	7.7	1,231	1,105	10.2	4,290	3,957	7.8
2011Q2	18,706	17,311	7.5	1,222	1,100	10.0	4,296	3,967	7.6
2011Q3	18,712	17,361	7.2	1,222	1,099	10.1	4,288	3,972	7.4

	Ontario			Prairie Provinces			British Columbia
For the years ended December 31,	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate
	(thousands)		(per cent)	(thousands)		(per cent)	(thousands)		(per cent)
2006	6,884	6,449	6.3	3,117	2,997	3.8	2,255	2,147	4.8
2007	7,013	6,564	6.4	3,217	3,094	3.8	2,322	2,223	4.3
2008	7,133	6,666	6.5	3,300	3,175	3.8	2,376	2,266	4.6
2009	7,147	6,502	9.0	3,355	3,153	6.0	2,403	2,218	7.7
2010	7,237	6,610	8.7	3,365	3,161	6.1	2,443	2,257	7.6

2010Q4	7,237	6,639	8.3	3,367	3,181	5.5	2,446	2,267	7.3
2011Q1	7,280	6,691	8.1	3,403	3,212	5.6	2,465	2,259	8.4
2011Q2	7,321	6,748	7.8	3,408	3,222	5.5	2,459	2,273	7.6
2011Q3	7,301	6,750	7.5	3,444	3,260	5.4	2,457	2,281	7.2

Source: Statistics Canada, The Labour Force.

(1)	Unemployment levels are calculated using the difference between Labor Force and Employment for the quarters.
(2)	Annual employment levels are based on not seasonally adjusted data, while quarterly employment levels are based on seasonally adjusted data.

Employment growth was 1.8% in 2006, and 2.4% in 2007 before slowing to 1.7% in 2008 and declining by 1.6% in 2009. In 2010, employment growth rebounded to 1.4%. In the first three quarters of 2011, employment increased by 1.9%, 1.6% and 1.5% year-over-year, respectively. Meanwhile, year-over-year labor force growth was 1.3% in 2006, 2.1% in 2007 and 1.8% in 2008 before slowing down to 0.7% in 2009. In 2010, labour force growth increased slightly, to 1.1%. In the first three quarters of 2011, the labor force grew by 1.3%, 0.9% and 0.6%, respectively.

The unemployment rate declined from 6.3% in 2006 to 6.0% in 2007 before increasing to 6.1% in 2008 and 8.3% in 2009. In 2010, the unemployment rate fell slightly to 8.0% and in 2011 the unemployment rate was 7.7% in the first quarter, 7.5% in the second quarter and 7.2% in the third quarter (seasonally adjusted).

EXTERNAL TRADE

Canada has continued to work towards implementing its trade goals of freer and more open markets based on internationally agreed rules and practices at multilateral, regional and bilateral levels.

At the multilateral level, Canada continues to be an active member of the World Trade Organization (“WTO”) and continues to fully participate in multilateral trade negotiations launched in Doha, Qatar in November 2001.

At the regional level, Canada is a member of the North American Free Trade Agreement (“NAFTA”) with both the United States and Mexico. Under NAFTA, as of January 1, 2003, virtually all tariffs for goods originating in Canada, the United States and Mexico have been eliminated.

Canada currently has bilateral free trade agreements in place with the following countries: Chile, Columbia, Costa Rica, Israel, Peru and the European Free Trade Association (Norway, Switzerland, Iceland and Liechtenstein).

In January 2009, Canada removed import tariffs on a range of machinery and equipment for the purposes of stimulating domestic business investment. In March 2010, Canada began eliminating all remaining tariffs on manufacturing inputs entering the country, effectively making Canada a tariff-free zone for manufacturing. The majority of these tariffs have already been eliminated; however, some tariffs are being gradually eliminated by no later than January 1, 2015.

Merchandise Trade

The following table sets forth the composition of Canadian trade for the periods indicated.

THE COMPOSITION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters (2)		(For the years ended December 31,)
	2011	2010	2010	2009	2008	2007	2006
	(in millions of dollars)
Value of Exports
Wheat	4,071	3,192	4,413	5,801	6,870	4,638	3,609
Other agricultural products	20,732	19,697	26,483	25,635	27,734	25,862	24,540
Crude petroleum	48,200	36,213	50,111	42,503	60,970	40,997	38,575
Natural gas	11,041	12,266	15,619	15,749	33,046	28,071	27,805
Ores and metals	45,178	34,442	49,062	38,315	54,870	52,991	45,482
Lumber	4,003	3,636	5,019	3,900	5,350	7,387	9,161
Pulp & paper	7,979	7,450	10,075	8,793	11,841	11,896	12,205
Other materials	74,112	62,810	85,383	75,052	102,582	88,231	84,586
Motor vehicles	30,091	30,284	39,913	30,044	41,410	53,019	57,339
Motor vehicles parts	13,033	12,720	16,870	13,767	19,745	23,988	24,660
Machinery	14,788	13,289	18,033	19,153	23,172	22,330	20,550
Other end products	56,490	55,410	74,491	78,940	87,214	89,840	90,514
Special transactions	7,024	7,125	9,364	11,693	13,950	13,870	14,927

TOTAL EXPORTS (1)	336,743	298,533	404,834	369,343	488,754	463,120	453,952

Value of Imports
Edible products	22,865	20,893	28,100	27,991	27,002	24,294	22,231
Crude petroleum	20,689	18,122	23,837	20,933	34,177	24,116	22,553
Other crude materials	13,085	11,514	15,469	13,611	18,088	15,464	13,287
Fabricated materials	80,638	67,672	92,295	78,218	97,363	87,299	87,384
Motor vehicles	31,239	29,906	39,129	31,578	41,117	43,728	41,917
Motor vehicle parts	22,274	22,358	29,584	23,743	30,842	36,227	37,929
Machinery & equipment	92,272	84,200	113,878	107,897	122,642	116,584	114,728
Other end products	44,238	42,953	57,770	57,518	57,608	54,783	52,010
Special transactions	11,300	10,290	13,770	12,593	14,940	13,189	12,306

TOTAL IMPORTS (1)	338,598	307,909	413,833	374,081	443,777	415,683	404,345

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	May not add to total due to rounding.
(2)	Seasonally adjusted.

Canada is one of the leading trading nations of the world. Canada’s exports have always reflected the country’s high endowment in natural resources. However, Canada’s exports have diversified over time, relying less on commodities and more on finished goods. The value of commodity exports as a share of merchandise exports dropped from 68.8% in 1980 to 60.8% in 2010. There has also been considerable shift in the composition of natural resource exports as a share of total goods exports. For example, wheat accounted for 5.1% of exports and fossil fuels (crude oil and natural gas) accounted for 9.0% of exports in 1980, whereas in 2010 wheat represented only 1.1% of exports while oil and natural gas together totalled 16.2% of exports. Over this same period, the increase in exports of finished goods was led by automotive and miscellaneous end products. Canada’s merchandise imports consist mostly of manufactured goods; the two main components are machinery and equipment, and fabricated materials. Together, these components represented 51.1% of total imports during the first three quarters of 2011.

Canada and the United States are each other’s largest trading partners, reflecting the physical proximity of the two countries and their close economic and financial relationship. In 2010, trade with the United States accounted for 73.3% of the value of Canada’s merchandise exports and 62.8% of the value of Canada’s merchandise imports. According to the United States Census Bureau, trade with Canada accounted for 19.5% of the United States’ exports and 14.4% of its imports in 2010. On a year-to-date basis up to and including September, 2011, trade with Canada represented 19.2% of United States exports and 14.4% of imports, or 16.3% of total trade activity based on United States Census Bureau data.

GEOGRAPHICAL DISTRIBUTION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,
	2011	2010	2010	2009	2008	2007	2006
Exports (1)
United States	72.5	74.3	73.3	73.4	75.7	76.8	79.6
Japan	2.5	2.3	2.4	2.4	2.4	2.2	2.3
United Kingdom	4.2	3.9	4.2	3.5	2.9	3.1	2.5
European Union (2)	4.9	4.6	4.8	5.1	5.2	5.3	4.6
Other	15.8	14.9	15.3	15.5	13.9	12.7	11.0

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Imports (1)
United States	61.5	63.2	62.8	63.2	63.4	65.0	65.6
Japan	1.9	2.4	2.4	2.5	2.6	2.9	2.9
United Kingdom	2.4	2.2	2.3	2.3	2.5	2.4	2.4
European Union (2)	7.8	7.4	7.4	8.1	8.0	7.8	8.0
Other	26.4	24.8	25.0	24.0	23.4	22.0	21.1

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	May not add to total due to rounding.
(2)

Excludes the United Kingdom. Includes Austria, Belgium, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Slovakia, Slovenia, Spain and Sweden.

The following table presents volume and price indices of Canada’s merchandise trade for the periods indicated.

MERCHANDISE TRADE INDICES

(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(2002 = 100)
Indices of physical volume
Exports	96.5	91.8	92.5	86.5	101.7	107.4	105.9
Imports	139.6	130.2	131.1	115.0	135.2	133.5	126.5

Indices of prices
Exports	112.4	104.8	105.8	103.1	116.1	104.2	103.5
Imports	90.6	88.4	88.5	91.3	92.1	87.4	89.6
Terms of trade (1)	124.1	118.6	119.5	113.0	126.0	119.2	115.5

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	Index of price of exports divided by index of price of imports multiplied by 100.

BALANCE OF PAYMENTS

The following table presents the balance of international payments for the periods indicated.

CANADIAN BALANCE OF INTERNATIONAL PAYMENTS

	First 3 quarters(1)		(For the years ended December 31,)
	2011	2010	2010	2009	2008	2007	2006
	(in millions of dollars)
CURRENT ACCOUNT RECEIPTS
Goods and services	392,045	351,547	476,086	437,636	561,238	532,924	522,338
Goods	336,961	298,533	404,834	369,343	488,754	463,120	453,952
Services	55,085	53,015	71,252	68,292	72,484	69,804	68,386
Investment income	48,628	44,635	61,794	55,528	70,453	76,931	66,528
Current transfers	6,643	6,737	9,261	8,716	10,580	9,497	9,563

Current account receipts	447,318	402,919	547,141	501,880	642,271	619,352	598,428

Payments
Goods and services	412,226	377,793	507,844	464,508	537,825	504,277	486,866
Goods	338,330	307,909	413,833	374,081	443,777	415,683	404,345
Services	73,896	69,884	94,011	90,427	94,048	88,593	82,521
Investment income	64,943	56,627	78,230	71,156	87,655	90,800	80,049
Current transfers	8,748	9,081	11,932	11,452	11,514	11,504	11,023

Current account payments	485,916	443,501	598,005	547,116	636,995	606,580	577,938

Balances
Goods and services	–20,181	–26,246	–31,757	–26,873	23,413	28,648	35,472
Goods	–1,371	–9,375	–8,999	–4,738	44,977	47,437	49,606
Services	–18,811	–16,869	–22,759	–22,135	–21,564	–18,790	–14,135
Investment income	–16,315	–11,993	–16,436	–15,628	–17,202	–13,869	–13,521
Current transfers	–2,103	–2,344	–2,671	–2,736	–935	–2,007	–1,460

Current account balance	–38,600	–40,582	–50,864	–45,236	5,276	12,772	20,490

CAPITAL AND FINANCIAL ACCOUNT
CAPITAL ACCOUNT	3,728	3,559	4,758	3,830	4,579	4,233	4,202
FINANCIAL ACCOUNT	40,995	36,698	44,949	41,920	–6,550	–18,906	–26,969
CANADIAN ASSETS, NET FLOWS
Canadian direct investment abroad	–29,713	–8,651	–39,749	–47,627	–85,143	–62,003	–52,423
Portfolio investment	–9,510	–13,575	–14,535	–8,727	11,653	–48,426	–78,668
Foreign bonds	11,250	5,422	1,379	9,030	14,354	–28,902	–43,761
Foreign stocks	–21,588	–16,206	–13,472	–15,911	–7,913	–30,946	–28,107
Foreign money market	828	–2,791	–2,442	–1,846	5,212	11,422	–6,800
Other investment	–25,275	–34,716	–52,199	–50,563	–39,504	–66,592	–35,877
Loans	–8,995	–10,537	–16,424	–17,442	–776	–10,860	–11,819
Deposits	–26,938	–10,949	–11,761	–19,246	–38,724	–42,198	–9,002
Official international reserves	–4,470	–4,598	–3,989	–11,618	–1,711	–4,644	–1,013
Other assets	15,127	–8,632	–20,024	–2,257	1,707	–8,890	–14,043

Total Canadian assets, net flows	–64,498	–56,943	–106,482	–106,918	–112,995	–177,021	–166,967

CANADIAN LIABILITIES, NET FLOWS
Foreign direct investment in Canada	35,782	12,064	24,119	24,469	61,010	123,148	68,395
Portfolio investment	68,768	89,558	117,429	111,498	31,130	–31,096	31,089
Canadian bonds	31,046	78,429	96,112	84,571	17,259	12,042	16,564
Canadian stocks	15,512	10,353	18,179	26,246	2,746	–41,994	10,814
Canadian money market	22,211	776	3,138	681	11,125	–1,143	3,711
Other investment	943	–7,981	9,883	12,870	14,304	66,062	40,514
Loans	–8,592	1,159	8,613	–9,659	5,016	12,617	19,635
Deposits	8,058	–10,320	125	13,878	10,495	48,566	20,389
Other liabilities	1,478	1,180	1,145	8,651	–1,206	4,879	491

Total Canadian liabilities, net flows	105,492	93,641	151,431	148,838	106,445	158,115	139,998

Total capital & financial account, net flows	44,722	40,258	49,707	45,750	–1,971	–14,673	–22,768

Statistical discrepancy	–5,461	1,014	1,158	–513	–3,305	1,901	2,277

Source: Statistics Canada, Canada’s Balance of International Payments.

Note: Amounts may not add due to rounding.

(1)	Year-to-date (not annualized). Current account data are seasonally adjusted. Capital account data are not seasonally adjusted.

The current account deficit was $51.5 billion (seasonally adjusted, annualized level) in the first three quarters of 2011. Over the period since 2005, the three main components of the current account have evolved as follows:

(1)

The merchandise trade surplus decreased from $49.6 billion in 2006 to a deficit of $9.0 billion in 2010. In the first three quarters of 2011, the merchandise trade deficit was an average of $1.8 billion (annualized level).

(2)	The service account deficit worsened from $14.1 billion in 2006 to $22.8 billion in 2010. The services deficit averaged $25.1 billion (annualized level) in the first three quarters of 2011.

(3)

The deficit on net investment income payments widened from $13.5 billion in 2006 to $16.1 billion in 2010. The investment income deficit averaged $21.8 billion in the first three quarters of 2011 (annualized level).

Low inflation and a depreciation of the Canadian dollar helped support the merchandise trade surplus prior to 2002. An uneven recovery in the United States provided limited stimulus to exports in 2002 and an appreciation of the Canadian dollar restrained gains in the surplus when growth in the United States shifted to a higher pace in the period between 2003 and 2006. The continued appreciation of the Canadian dollar and the slowdown in the US economy helped reduce the merchandise trade surplus in 2007 and 2008. In 2009, as a result of the continued decline in international demand due to a weak US dollar and a faltering global economy, the merchandise trade balance fell into deficit. This deficit widened in 2010, reaching a level of $9.0 billion. With continuing uncertainty surrounding global economic developments, the merchandise trade balance remained in deficit through the first three quarters of 2011; though at an annualised level of $1.8 billion, the deficit has improved markedly relative to the previous year.

Canada registered net outflows in the capital and financial account of $22.8 billion in 2006, $14.7 billion in 2007 and $2.0 billion in 2008. In 2009, Canada registered a net inflow of $45.8 billion in 2009 and this inflow increased to $49.7 billion in 2010. Net inflows in the capital and financial account in the first three quarters of 2011 averaged $59.6 billion (annualized level).

Non-resident net purchases of Canadian bonds, stocks and money market instruments amounted to $31.1 billion in 2006 before declining to negative $31.1 billion in 2007. Non-resident purchases of Canadian bonds, stocks and money market instruments rebounded to $31.1 billion in 2008 and increased to $111.5 billion in 2009 and $117.4 billion in 2010. In 2011, portfolio investment from abroad moderated somewhat to $91.7 billion (annualized level) over the first three quarters.

From 1980 to the early 1990s, foreign direct investment in Canada averaged just over $5 billion annually. In the mid-1990s, foreign direct investment in Canada began to rise sharply, peaking at $99.2 billion in 2000, mostly due to foreign purchases in the technology sector. Foreign direct investment was $68.4 billion in 2006, $123.1 billion in 2007, $61.0 billion in 2008 and $24.5 billion in 2009. This level was largely maintained in 2010, with foreign direct investment reaching $24.1 that year. Over the first three quarters of 2011, foreign direct investment at annualized levels was $47.7 billion.

FOREIGN EXCHANGE AND INTERNATIONAL RESERVES

Since May 31, 1970, the Canadian dollar has been allowed to float so that the rate of exchange is determined by conditions of supply and demand in the market. Since then, the Canadian dollar has floated between a low of 61.79 U.S. cents in January 2002 and a high of 110.30 U.S. cents in November 2007. The dollar closed 2010 at 99.46 U.S. cents. From the beginning of 2011 through to December 16, trading in the Canadian dollar ranged between 93.83 and 106.30 U.S. cents. The Canadian dollar noon spot rate price on December 16, 2011 was 96.26 U.S. cents.

EXCHANGE RATE FOR THE CANADIAN DOLLAR

	2011 through December 16		For the years ended December 31,
		2010	2009	2008	2007	2006	2005	2004	2003	2002	2001
	(in U.S. cents)
High	106.30	100.69	97.55	102.98	110.30	91.34	87.51	85.14	77.89	66.54	67.11
Low	93.83	92.18	76.53	76.88	84.19	84.79	78.53	71.41	63.38	61.79	62.30

Source: Bank of Canada.

Canada does not have foreign exchange controls. Foreign exchange operations conducted by the Bank of Canada on behalf of the Minister of Finance are directed toward the maintenance of orderly conditions in the foreign exchange market in Canada through the purchase or sale of United States dollars for Canadian dollars. The following table shows Canada’s official international reserves on the dates indicated.

CANADA’S OFFICIAL INTERNATIONAL RESERVES

	At November 30, 2011		At December 31,
		2010	2009	2008	2007	2006	2005	2004	2003	2002	2001
	(in millions of U.S. dollars)
Total	65,740	57,151	54,357	43,872	41,081	35,063	33,018	34,466	36,268	37,169	34,248

Source: Department of Finance.

Canada’s official reserves at November 30, 2011 consisted of United States dollars in the amount of U.S.$32,527 million, U.S.$190 million in gold (valued at U.S.$1,746 per fine ounce), U.S.$3,796 million in the form of the reserve position in the International Monetary Fund (“IMF”), U.S.$9,061 million in Special Drawing Rights (“SDRs”) and U.S.$20,166 million in other convertible currencies.

Beginning in 1978, transactions relating to foreign currency debt undertaken for reserve management purposes have had an important effect on the level of official reserves. The “Canada Bills” program was launched in October 1986. Under this program, U.S. dollar-denominated short-term notes are issued in the United States money market. There were U.S.$2,424 million of Canada Bills outstanding on November 30, 2011. The “Canada Notes” program was launched in March 1996. Canada Notes are interest-bearing marketable notes that mature not less than nine months from their date of issue. As of November 30, 2011, there were no outstanding Canada Notes. A Euro Medium-Term Notes (EMTN) program was launched in March 1997. EMTNs are interest bearing, foreign currency medium-term notes issued outside the United States and Canada and maturities can range from short-term to long-term. As of November 30, 2011, there were no outstanding EMTNs. As of November 30, 2011, U.S.$3,053 million and Euro 2,000 million in foreign currency denominated bonds remained outstanding comprised of two global bond issues, and three Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

GOVERNMENT FINANCES

Introduction

The financial structure of the Government of Canada rests on a constitutional and statutory framework dating back to the British North America Act, 1867. That Act, which has been renamed the Constitution Act, 1867, gave constitutional foundation to the principles of financing that are basic to responsible government, while other necessary financial administrative machinery and procedures were established by subsequent legislation, most notably the Financial Administration Act. The proclamation in 1982 of the Constitution Act, 1982 terminated British legislative jurisdiction over Canada’s Constitution in accordance with an amending formula that permits amendment of the Constitution without resorting to the Parliament of the United Kingdom.

Within the confines of the Constitution, the authority of Parliament is supreme. Ultimate control of the public purse and the financial structure of the Government rests with Parliament. This is reflected in the fundamental principles that no tax shall be imposed and no money shall be spent without the authority of Parliament, and that expenditures shall be made only for the purposes authorized by Parliament.

Public money received by the Government is deposited in the Consolidated Revenue Fund of Canada. Withdrawals of public money out of the Consolidated Revenue Fund may not be made without the authority of Parliament.

The Government has two major sources of money: budgetary revenues and borrowing. The main sources of revenue are personal and corporate income taxes, employment insurance premiums and excise taxes and duties. These revenues are authorized by specific acts passed by Parliament. The Government’s revenues also include those of consolidated Crown corporations and other entities, net gains/losses from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), foreign exchange revenues and other revenues (primarily revenues from the sales of goods and services). The other major source of money to finance Government operations is borrowing. Borrowing authority is established by acts of Parliament and borrowing limits are established by Orders in Council. The main sources of borrowing are marketable bonds, treasury bills and retail debt.

Parliament authorizes the disbursement of moneys out of the Consolidated Revenue Fund by means of Appropriation Acts passed on an annual basis by Parliament and based on the Main Estimates submitted by the various departments. In addition to the Appropriation Acts, authority for payments may also be found in certain statutes which authorize certain payments out of the Consolidated Revenue Fund. Expenditures for public debt charges, social security payments and transfers to other levels of government are authorized in this way. Appropriations may also be made by the Governor in Council for urgent payments. Such appropriations may be made only when Parliament is not in session and must be laid before Parliament during the subsequent session.

Information on the Government’s planned revenues and expenditures is presented to Parliament primarily in two documents: the Budget and the Main Estimates, which are both presented in the House of Commons. The Budget, which may be delivered at any time during the fiscal year, provides the occasion on which the Minister of Finance generally brings under review the whole financial position of the Government, present and prospective, and announces the Government’s plans and proposals. The Main Estimates are tabled (i.e., introduced) once each year and outline the Parliamentary authority, either existing or required, for disbursements. Supplementary Estimates may also be tabled during the year to provide authority for spending as the need arises.

The considerations for overall resource availability and demands for new policies and programs are reconciled through the establishment of five year economic and fiscal projections reflecting Government priorities. The projections are released in an Economic and Fiscal Update in the fall for pre-budget consultation purposes. To incorporate objective economic assumptions, the fiscal projection is based on the average of private sector economic forecasts.

For financial reporting purposes, the Government of Canada includes all departments, agencies, corporations, organizations and funds which are controlled by the Government. For financial reporting purposes, control is defined as the power to govern the financial and operating policies of an organization with benefits from the organization’s activities being expected, or the risk of loss being assumed by the Government. All organizations that are listed in the Financial Administration Act or that are Crown corporations as defined by the Financial Administration Act are included for financial reporting purposes. Other organizations not listed in the Financial Administration Act may also meet the definition of control and they are included in the Government’s reporting entity if their revenues, expenses, assets or liabilities are significant. The financial activities of all these entities are consolidated in the Government’s financial statements, except for enterprise Crown corporations and other government business enterprises, which are not dependent on the Government for financing their activities. These corporations are reported under the modified equity basis of accounting.

The primary source of information on all actual financial transactions of the Government is the Public Accounts of Canada, which is required by the Financial Administration Act to be tabled in Parliament each year. The other chief accountability reports are the statements of budgetary and non-budgetary financial transactions and of the Government’s cash and debt position published monthly in The Fiscal Monitor and in the Annual Financial Report.

The financial statements of the Government of Canada are presented on a full accrual basis of accounting, recording government revenues and expenses when they are earned or incurred, regardless of when the cash is received or paid. The Government’s fiscal anchor is the budgetary balance, which provides the most comprehensive and up-to-date picture of the financial situation. The accumulated deficit is equal to total liabilities less total assets — both financial and non-financial. Financial assets include cash and cash equivalents, accounts receivable, foreign exchange accounts, and loans, investments and advances. Non-financial assets include tangible capital assets, such as land and buildings, inventories and prepaid expenses. The annual change in the accumulated deficit is equal to the budgetary balance plus other comprehensive income or loss. It is the accumulation of the annual surpluses and deficits in the past that represents the federal debt and is the main measure of debt. Net debt, which is a different measure of the Government’s financial position, represents total liabilities less its financial assets.

Fiscal Policy

The budgetary deficit/surplus — the budgetary balance — is the most comprehensive measure of the Government’s fiscal results. It is presented on a full accrual basis of accounting, recording government assets and liabilities when they are earned or incurred, regardless of when the cash is received or paid. In addition, the budgetary balance includes only those activities over which the Government has control for financial reporting purposes.

Between fiscal 1997-98 and fiscal 2007-08, the Government recorded annual budgetary surpluses ranging between $1.5 billion (fiscal 2004-05) and $19.9 billion (fiscal 2000-01). The onset of the global recession in 2008 resulted in a budgetary deficit $5.8 billion in fiscal 2008-09, followed by budgetary deficits of $55.6 billion and $33.4 billion in fiscal 2009-10 and 2010-11, respectively. Roughly half of the $33.4 billion deficit of fiscal 2010-11 was attributable to actions taken under Canada’s Economic Action Plan, which has provided significant additional support to Canadians in the form of personal income tax reductions, enhanced Employment Insurance (EI) benefits, investments in infrastructure and support for housing, support for industries and communities, and actions to improve access to financing. Federal debt — the accumulation of annual deficits and surpluses since Confederation was 33.9% of GDP in fiscal 2010-11, down slightly from a year earlier and remaining well below its peak of 68.4% in fiscal 1995-96. Program expenses decreased by $5.2 billion, or 2.1%, over the prior year. As a percentage of GDP, program expenses decreased to 14.7% in fiscal 2010-11, down 1.3 percentage points over fiscal 2009-10. As a percentage of revenues, public debt charges were 13.0% in fiscal 2010-11, down from a peak of 37.6% in fiscal 1990-91.

Financial requirements/source measures the difference between cash coming in to the Government and cash going out. It differs from the budgetary balance in that it includes transactions in loans, investments and advances, federal employees’ pension accounts, other specified purpose accounts, foreign exchange activities, and changes in other financial assets, liabilities and non-financial assets. These activities are included as part of non-budgetary transactions. Adjustments for the effects of non-cash items included in the budgetary balance and for accruals of past or future cash receipts or payments are also reflected in non-budgetary transactions.

In contrast to the large financial requirements observed from the mid-1970s through to the mid-1990s, financial surpluses were recorded in ten of the eleven years between fiscal year 1997-98 to fiscal year 2007-08. There was a financial requirement of $46.2 billion in 2010–11, compared to a financial requirement of $63.6 billion in 2009–10. The Government financed this requirement in 2010-11 by increasing unmatured debt by $32.0 billion and reducing its cash balances by $14.1 billion. Unmatured debt as a percentage of GDP stood at 36.4% in fiscal 2010-11, down 21.3 percentage points from the peak of 57.7% in fiscal 1995-96.

Budgetary Revenue

The Government reports revenue on an accrual basis in the period in which the event that gave rise to the revenue took place. Income tax revenue is recognized when the taxpayer has earned the income subject to tax. Personal income taxes accounted for about 48% and corporate income taxes accounted for about 13% of Government revenue in fiscal 2010-11.

There are currently four federal income tax brackets for individuals: 15%, 22%, 26% and 29%. For 2011, the taxable income thresholds at which these brackets apply, indexed annually to account for inflation, are as follows: 15% on taxable income up to $41,544, 22% on taxable income over $41,544 and up to $83,088, 26% on taxable income over $83,088 and up to $128,800 and 29% on taxable income above $128,800.

The general federal corporate income tax rate in 2011 is 16.5%. This general rate is scheduled to fall to 15% in 2012. The small business deduction reduces the federal corporate income tax rate applied to the first $500,000 of qualifying active business income of a Canadian-controlled private corporation to 11%.

Capital gains are taxed at a preferred income tax rate under which only one-half of a realized gain is included in income, and then subject to tax at the applicable personal or corporate income tax rate.

The federal Goods and Services Tax (GST) is a broad-based value-added tax, which is applied to the sale of most goods and services at a rate of 5% in 2011. Food for home consumption, prescription drugs, residential rents, sales of existing houses and educational and healthcare services are generally not subject to tax.

Federal excise taxes and duties are imposed on selected goods, including certain fuels, tobacco and alcohol. Customs duties are imposed on a wide range of goods.

In addition, the Government obtains non-tax revenues in the form of revenues from consolidated Crown corporations and other entities, net gains/losses from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), foreign exchange revenues, employment insurance premium revenues and other revenues (primarily from the sale of goods and services).

Budgetary Expenses

Budgetary expenses encompass the cost of servicing the public debt, the operating expenses of Government departments and agencies, grants and contributions to other levels of government, organizations and individuals, and subsidies. Under full accrual accounting, the cost of using capital assets is amortized over its estimated useful life.

Transfer payments includes a range of federal social spending programs designed to enhance the quality of life of Canadians, particularly those who have modest incomes or who are disadvantaged. It includes income support — most notably for the elderly and unemployed; transfers to the provinces for health, education and social assistance; and programs for aboriginal Canadians.

The following table sets forth budgetary revenues, budgetary expenses, annual surplus and accumulated deficit for the years shown.

DETAILED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

		For the years ended March 31,
	2011	2010	2009	2008	2007
		(in millions of dollars)
REVENUES
TAX REVENUES
Income tax revenues
Personal	113,457	103,947	116,024	113,063	110,477
Corporate	29,969	30,361	29,476	40,628	37,745
Non-resident	5,137	5,293	6,298	5,693	4,877
	148,563	139,601	151,798	159,384	153,099
Other taxes and duties
Goods and services tax	28,379	26,947	25,740	29,920	31,296
Energy taxes	5,342	5,178	5,161	5,139	5,128
Customs import duties	3,520	3,490	4,036	3,903	3,704
Other excise taxes & duties	5,662	4,958	4,869	5,245	5,189
	42,903	40,573	39,806	44,207	45,317

Total tax revenues	191,466	180,174	191,604	203,591	198,416

EMPLOYMENT INSURANCE PREMIUMS	17,501	16,761	16,887	16,558	16,789
OTHER REVENUES
Crown corporations	12,937	7,622	7,760	6,504	7,503
Other programs	13,378	12,396	15,105	13,895	11,544
Net foreign exchange	1,809	1,647	1,736	1,872	1,714

Total other revenues	28,124	21,665	24,601	22,271	20,761

TOTAL REVENUES	237,091	218,600	233,092	242,420	235,966

EXPENSES
Transfer Payments
Old age security benefits, GIS(1) and spouse’s allowance	35,629	34,653	33,377	31,955	30,284
Major transfer payments to other levels of government Canada health transfer	26,031	24,820	22,759	21,474	20,140
Canada social transfer	11,179	10,858	10,568	9,872	8,500
Fiscal arrangements	17,577	16,789	15,807	15,178	13,740
Quebec Abatement	–3,751	–3,299	–3,643	–3,328	–3,884
Other major transfers	1,935	7,822	1,024	2,956	4,018

	52,971	56,990	46,515	46,152	42,514

Employment insurance benefits	19,850	21,586	16,308	14,298	14,084
Children’s benefits	12,656	12,340	11,901	11,894	11,214
Other transfer payments	36,820	39,982	30,192	27,032	26,844

Total transfer payments	157,926	165,461	138,293	131,331	124,940

Other program expenses
Crown corporations	10,547	10,428	8,066	7,340	7,211
Ministries	71,119	68,895	61,498	60,827	56,118

Total other program expenses	81,666	79,323	69,564	68,167	63,329

Total program expenses	239,592	244,784	207,857	199,498	188,269
PUBLIC DEBT CHARGES	30,871	29,414	30,990	33,325	33,945

TOTAL EXPENSES	270,463	274,198	238,847	232,823	222,214

ANNUAL SURPLUS OR DEFICIT (–)	–33,372	–55,598	–5,755	9,597	13,752
ACCUMULATED DEFICIT AT BEGINNING OF YEAR	519,097	463,710	457,637	467,268	481,499
OTHER COMPREHENSIVE INCOME OR LOSS (–)	2,142	211	–318	34	479

ACCUMULATED DEFICIT AT END OF YEAR	550,327	519,097	463,710	457,637	467,268

Source: Public Accounts of Canada 2011.

(1)	Guaranteed income supplement

Loans, Investments and Advances

The Government’s financial assets include loans and advances to, or investments in, its enterprise Crown corporations, other governments and other individuals and organizations.

Loans, investments and advances by the Government resulted in a net requirement of funds of $5.9 billion in fiscal 2010-11.

Pension and Other Future Benefits

Public Sector Pensions.  The Government is responsible for defined benefit pension plans covering substantially all of its full-time employees (including the Public Service, Canadian Forces, Royal Canadian Mounted Police and certain Crown corporations) as well as federally appointed judges and Members of Parliament. Pension benefits are generally calculated by reference to the highest earnings for a specific period of time. They are related to years of service and are indexed to inflation. Until March 31, 2000, separate market invested funds were not set aside to provide for payment of these pension benefits. Beginning on April 1, 2000, new employer and employee contributions to the pension plans are transferred to the Public Sector Pension Investment Board. Its goal is to achieve maximum rates of return on investments without undue risk, while respecting the requirements and financial obligations of each of the public sector pension plans. At March 31, 2011, the net liability in respect of these accounts totalled $146.1 billion. This net liability is comprised of the accrued benefit obligation determined as of March 31, 2011, which amounted to $213.3 billion, less pension plan assets of $54.0 billion and unamortized pension adjustments of -$13.2 billion. In fiscal 2010-11 the net liability to the public sector pensions increased by $3.3 billion.

Other Employee and Veteran Future Benefits.  The Government also sponsors a variety of other future benefit plans from which employees and other former employees can benefit, during or after employment or upon retirement. The cost of these benefits can accrue either during the service life of employees or upon occurrence of an event giving rise to the liability under the terms of the plans. The Government is liable for future payments for disability and other benefits paid to war veterans, as well as Canadian Forces retired veterans and still-serving members, their beneficiaries and dependants. Other significant benefits for which the Government is liable include the health care and dental plans available to retired employees and their dependants, severance benefits and workers’ compensation benefits. All these plans are unfunded. The health care and dental plans are contributory plans.

Other Liabilities

Other Liabilities.  The Government acts as an insurer and/or administrator of a number of annuities and deposit and trust accounts, as well as specified purpose accounts. The balance outstanding of these accounts amounted to $6.3 billion at March 31, 2011.

Canada Pension Plan Liability.  The Canada Pension Plan (the “Plan”) was established in 1965 and is a federal-provincial program for compulsory and contributory social insurance. It operates in all parts of Canada, except for Quebec which has a comparable program. The Government administers the Plan under joint control with the participating provinces. Until 1997, the Plan was financed on an essentially pay-as-you-go basis, which means that pensions and benefits were paid out of current contributions (with some interest earned by the Canada Pension Plan Investment Fund). In December 1997, the Government passed legislation to ensure that the Plan remains sustainable over the long term and to allow fuller funding. Changes included a more rapid increase in contribution rates, a new investment policy, as well as changes to calculations of, and eligibility criteria to, some benefits. Under the new investment policy which came into effect April 1, 1998, the Plan’s funds are prudently invested by an independent CPP Investment Board in a diversified portfolio of securities, including equities, under generally the same rules that apply to other private and public pension funds.

Contributions are paid equally by employers and employees and self-employed workers pay the full amount. The Plan is funded on a steady-state basis with contributions at 9.9% of pensionable earnings. As administrator, the Government’s authority to spend is limited to the Plan’s net assets of $151.6 billion at

March 31, 2011 ($131.4 billion at March 31, 2010). Of these assets, $108.4 billion was transferred to the Canada Pension Plan Investment Board and $23 million was a direct liability of the Government. The balance of $43.2 billion represents net income from operations receivables and unrealized gains.

Non-Financial Assets

Non-financial assets include the net book value of the Government’s capital assets. Capital assets include land, buildings, works and infrastructure such as roads and bridges, machinery and equipment, ships, aircraft and other vehicles. Non-financial assets also include inventories and prepaid expenses. Non-financial assets increased by $3.2 billion to $66.6 billion in fiscal 2010-11 from $63.4 billion in fiscal 2009-10.

Other Transactions

This category includes tax receivables, other receivables, the provincial and territorial tax collection agreements account, tax payables and other liabilities. These transactions, due to their nature, are subject to wide fluctuations. They resulted in a requirement of $11.3 billion in fiscal 2010-11 and were a source of $8.9 billion in fiscal 2009-10.

Foreign Exchange Transactions

Foreign exchange transactions represent all transactions in international reserves held in the Exchange Fund Account (“EFA”). The objectives of the EFA are to provide general foreign currency liquidity for the Government and promote orderly conditions in the foreign exchange market. The EFA includes foreign currency investments, gold holdings and assets related to Canada’s commitment to the International Monetary Fund.

DETAILED STATEMENT OF NON-BUDGETARY TRANSACTIONS, NON-FINANCIAL ASSETS AND

FOREIGN EXCHANGE TRANSACTIONS

	For the years ended March 31
	2011	2010	2009	2008	2007
		(in millions)
LOANS, INVESTMENTS AND ADVANCES
Enterprise Crown corporations and other government business enterprises
Loans and advances
Canada Mortgage and Housing Corporation	2,693	–10,399	–57,470	258	148
Business Development Bank of Canada	–978	–4,961	–6,284	–1,000	—
Farm Credit Canada	–1,627	–4,481	–7,610	–3,840	—
Other	10	7	–5	–35	33
	98	–19,834	–71,369	–4,617	181
Investments
Share of annual profit	–6,992	–2,306	–4,773	–4,256	–5,336
Other comprehensive income (–) or loss	–2,142	–211	318	–34	–479
Dividends	2,818	1,391	2,095	2,436	2,604
Capital		–4,617	–600	—	–3
	–6,316	–5,743	–2,960	–1,854	–3,214

Total	–6,218	–25,577	–74,329	–6,471	–3,033
Less:
Amount expected to be repaid from future appropriations	– 64	–103	–473	32	66
Unamortized discounts and premiums	–4	—	26	–19	—

Total	–6,150	–25,474	–73,882	–6,484	–3,099

Other loans, investments and advances
Portfolio investments		2	6	—	—
National governments, including developing countries	69	235	–182	143	80
International organizations	–826	–454	–905	–321	–491
Provincial and territorial governments	257	590	217	899	285
Other loans, investments and advances	456	–4,926	–1,005	–410	–367

Total	–44	–4,553	–1,869	311	–493
Less: allowance for valuation	–326	–2,440	–1,527	–398	–387

Total	282	–2,113	–342	709	–106

Total loans, investments & advances	–5,868	–27,587	–74,224	–5,775	–3,205

PENSIONS AND OTHER FUTURE BENEFITS
Public sector pensions	3,292	2,934	2,538	2,645	3,664
Other employee and veteran future benefits	3,979	3,916	2,410	2,778	1,754

Total pension and other future benefits	7,271	6,850	4,948	5,423	5,418

OTHER LIABILITIES
Due to Canada Pension Plan	–152	85	–16	52	–97
Other liabilities	–120	579	44	632	–185

Total other liabilities	–272	664	28	684	–282

NON-FINANCIAL ASSETS
Tangible capital assets	–2,614	–1,728	–2,152	–2,139	–681
Inventories	–638	156	–100	–260	–113
Prepaid expenses	46	–300	–608	392	–396

Total non-financial assets	–3,206	–1,872	–2,860	–2,007	–1,190

OTHER TRANSACTIONS
Tax receivables	–9,563	2,848	–6,009	590	–7,379
Other accounts receivable	–266	–441	–3	151	–817
Provincial and territorial tax collection agreements account	241	1,438	–168	–1,311	410
Tax payables	397	–2,594	1,835	7,622	2,986
Other liabilities	–2,103	7,682	1,869	–2,359	1,683

Total other transactions	–11,294	8,933	–2,476	4,693	–3,117

FOREIGN EXCHANGE ACCOUNTS
International reserves held in the Exchange Fund Account	–340	–2,507	–8,290	1,769	–3,737
International Monetary Fund — Subscriptions	31	2,188	–1,259	354	–433
International Monetary Fund — Loans	–802	–337	—	—	—
	–1,111	–656	–9,549	2,123	–4,170
Less: International Monetary Fund — Notes payable	416	2,351	14	201	–771
Special drawing rights allocations	30	–7,766	–154	43	–48
	446	–5,415	–140	244	–819

Total foreign exchange accounts	–1,557	4,759	–9,409	1,879	–3,351

Source: Public Accounts of Canada 2011.

Unmatured Market Debt

The Government’s unmatured market debt represents financial obligations resulting from the sale of marketable bonds, treasury bills, Canada Savings Bonds, Canada Premium Bonds, Canada Investment Bonds, Canada Bills, Canada Notes and global foreign currency marketable bonds, as well as from non-marketable obligations issued to the Canada Pension Plan Investment Fund.

Borrowing is one of the two major sources of money available to the Government to finance its operations. The changes in unmatured market debt payable in Canadian currency have been broadly consistent with changes in financial requirements. The changes in unmatured market debt payable in foreign currency have been associated with developments in foreign exchange markets and related requirements to supplement foreign exchange reserves through foreign borrowing.

UNMATURED MARKET DEBT

(Principal Amount Outstanding)

	At Sept. 30, 2011	At March 31,
		2011	2010	2009	2008	2007
	(in millions)
CANADIAN CURRENCY
Marketable bonds	$427,203	$416,411	$368,013	$295,322	$253,802	$257,909
Treasury bills	174,500	163,000	175,900	192,500	117,000	134,100
Canada Savings Bonds	5,763	5,958	6,862	7,332	7,442	8,764
Canada Premium Bonds	4,101	4,183	4,993	5,199	5,626	6,410
Canada Investment Bonds	—	—	—	—	—	1
Obligations issued to Canada Pension Plan Investment Fund	11	27	452	523	1,042	1,742

Total Canadian currency	611,578	589,579	556,220	500,876	384,912	408,926

FOREIGN CURRENCY (1)
Canada Bills	2,428	1,972	2,453	8,708	1,484	1,847
Canada Notes	—	—	—	—	515	490
Euro Medium-Term Note Program	—	—	—	1,676	1,621	1,626
Other marketable bonds (2)	6,008	5,709	5,845	266	6,097	6,697

Total foreign currency	8,436	7,681	8,298	10,650	9,717	10,660

TOTAL UNMATURED MARKET DEBT	$620,014	$597,260	$564,518	$511,526	$394,629	$419,586

Source: Bank of Canada, Department of Finance.

Note: Amounts may not add due to rounding.

(1)	Foreign currency debt is converted to Canadian dollars using the following closing exchange rate levels:

	At Sept. 30, 2011	At March 31,
		2011	2010	2009	2008	2007
United States Dollar	1.0482	0.9696	1.0158	1.2613	1.0265	1.1546
Euro	1.4042	1.3743	1.3720	1.6755	1.6205	1.5424
Japanese Yen	—	—	—	—	0.0103	0.009799
New Zealand Dollar	—	—	—	—	—	0.8248
(2)	Excludes Canada Notes and Euro Medium-Term Notes. Other global foreign currency marketable bonds are comprised of the following amounts (before conversion to Canadian dollars):

	At Sept. 30, 2011	At March 31,
		2011	2010	2009	2008	2007
	(in millions)
United States Dollars	3,053	3,053	3,053	210	2,711	2,711
Euro	2,000	2,000	2,000	—	2,045	2,045
New Zealand Dollars	—	—	—	—	—	500

Total Canadian currency unmatured market debt was $611,578 million on September 30, 2011, an increase of $22,000 million from March 31, 2011. The increase stemmed from an increase in marketable bonds ($10,792 million) and an increase in Treasury Bills ($11,500 million). Marketable bonds are interest-bearing obligations generally available to all investors. In the period April 1, 2011 to September 30, 2011, the Government issued an aggregate of $49,400 million of marketable bonds in Canadian currency and redeemed $39,355 million (including $17,770 million in repurchased and cancelled bonds), for a net increase of $10,045 million. This was further increased by $747 million for the inflation compensation on Real Return Bonds, resulting in a net increase of $10,792 million in marketable bonds. Treasury bills are obligations issued at a discount with maturities generally of three months, six months and one year. In the period April 1, 2011 to September 30, 2011, the amount of treasury bills outstanding increased by $11,500 million. Canada Savings Bonds are offered to individual Canadian residents and differ from other bonds in that they can be redeemed prior to maturity at the option of the holder for the full face value, plus accrued interest. In the period April 1, 2011 to September 30, 2011, the amount of unmatured Canada Savings Bonds outstanding decreased by $195 million. Canada Premium Bonds are a retail investment and savings product introduced in 1998 that replaced the Canada Registered Retirement Savings Plan Bonds (“Canada RRSP Bonds”). They offer a higher interest rate compared to Canada Savings Bonds and are redeemable once a year, on the anniversary of the issue date and during the 30 days thereafter without penalty. In the period April 1, 2011 to September 30, 2011, the amount of unmatured Canada Premium Bonds outstanding decreased by $82 million. Canada Investment Bonds, piloted through investment dealers from November 1, 2003 to April 1, 2004, were discontinued. They offer a fixed rate of interest for the full term to maturity. The Canada Investment Bonds carry a higher rate of interest than the Canada Savings Bonds or the Canada Premium Bonds over the equivalent priced period. They are non-cashable prior to maturity but are transferable to other eligible registration types. In the period November 1, 2006 to April 30, 2007, all of the Canada Investment Bonds matured bringing the outstanding balance to nil. Obligations issued to Canada Pension Plan Investment Fund are non-marketable.

Total foreign currency unmatured market debt was $8,436 million on September 30, 2011, an increase of $756 million from March 31, 2011. Canada Bills are short-term U.S. dollar-denominated unsecured obligations issued in the U.S. money market with a term to maturity of not more than 270 days. Canada Notes are usually U.S. dollar-denominated interest-bearing marketable notes that mature not less than nine months from their date of issue. The Euro Medium Term Notes are medium-term notes issued outside the United States and Canada. Notes issued under this program can be denominated in a range of currencies and structured to meet investor demand. The other marketable bonds are comprised of two global bond issues and three Petro Canada bond issues, and are denominated in U.S. dollars and other foreign currencies. The Petro Canada bond issues were assumed by the Government of Canada on February 5, 2011 on the dissolution of Petro Canada Limited.

In 1996, Canada implemented the EFA foreign currency swap program. Under these foreign exchange swaps, Canadian dollar liabilities are swapped into liabilities in foreign currencies, allowing Canada to raise foreign exchange reserves cost effectively. As of September 30, 2011, $29,953 million of Canadian dollars have been swapped for U.S.$27,130 million, $15,576 million of Canadian dollars have been swapped for Euro 10,595 million and $404 million Canadian dollars have been swapped for ¥33 billion.

The average rates of interest paid on the unmatured debt outstanding by instrument are set out below.

AVERAGE RATES OF INTEREST

	At March 31,
	2011	2010	2009	2008	2007
Marketable bonds (1)	3.55%	3.85%	4.53%	5.08%	5.23%
Treasury bills	1.12	0.40	1.34	3.60	4.20
Retail Debt	1.10	1.32	2.32	3.50	3.54
Bonds for Canada Pension Plan	9.69	11.19	11.03	10.62	10.37
Canada Bills	0.15	0.13	0.64	2.59	5.11
Foreign currency notes	—	—	4.50	3.87	3.92
Total Unmatured Debt	2.83	2.71	3.21	4.61	4.86

Source: Public Accounts of Canada 2011.

(1)	Excludes Canada Notes and Euro Medium-Term Notes, but includes other foreign currency marketable bonds.

The following table shows the scheduled repayments in respect of principal and interest on the marketable bonds and notes outstanding at September 30, 2011.

SCHEDULE OF MARKETABLE BOND AND NOTE REPAYMENTS

(in millions)

	Total Principal and Interest(1)
For years ended December 31,	Canadian Currency Debt(2)	Foreign Currency Debt (3) (4)
2011	—	—
2012	63,457	173
2013	85,005	173
2014	75,292	3,318
2015	43,122	98
2016-2020	123,525	3,300
2021-2025	51,439	—
2026-2030	40,360	—
2031-2035	30,362	—
2036-2040	25,767	—
2041-2045	30,915	—

Source: Bank of Canada.

(1)	Excludes the effect of interest rate swaps and cross currency swaps.
(2)	Only includes domestic marketable bonds, excluding inflation compensation component on Real Return Bonds.
(3)	Converted at USD 1.00 = CAD 1.0482, EUR 1.00 = CAD 1.4042; the closing rates on September 30, 2011.
(4)	Excludes principal and interest payments on U.S.$52,824,000 of Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

Crown Corporations

Except for enterprise Crown corporations and other government business enterprises, which are reported under the modified equity basis of accounting, all Government organizations are consolidated in the financial statements.

The payment of all money borrowed by agent Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. Borrowings expected to be repaid by enterprise Crown corporations and other government business enterprises amounted to $230,249 million as at March 31, 2011. Since fiscal 2007-08, the Government has met all of the borrowing needs of the Business Development Bank of Canada, Canada Mortgage and Housing Corporation and Farm Credit Canada through direct lending. The following table summarizes the unaudited financial information of consolidated Crown corporations, other entities and enterprise Crown corporations as at March 31, 2011.

FINANCIAL INFORMATION REGARDING CROWN CORPORATIONS AND OTHER ENTITIES

(in millions)

	Consolidated	Other Entities	Enterprise	Total
Assets
Total assets	$8,183	$2,513	$443,960	$454,656

Liabilities
Liabilities to other than Government
Borrowings	325	—	230,249	230,574
Other	6,451	21	73,590	80,062

	6,776	21	303,839	310,636

Net assets	$1,407	$2,492	$140,121	$144,020

Financial interest of the Government
Obligations to the Government	$236	$–1	$102,895	$103,130
Net equity of the Government	1,171	2,493	37,226	40,890

Total financial interest	$1,407	$2,492	$140,121	$144,020

Contingent liabilities	$729	—	$2,695	$3,424

Source: Public Accounts of Canada 2011.

Contingent Liabilities (with Respect to Guarantees by the Government)

The contingent liabilities of the Government with respect to guarantees by the Government as at March 31, 2011 are summarized as follows.

CONTINGENT LIABILITIES (WITH RESPECT TO NET EXPOSURE UNDER GUARANTEES)

(in millions)

Guarantees by the Government
Borrowings by enterprise Crown corporations and other government business enterprises	$229,819
Other loan guarantees	4,048
Insurance programs managed by the Government	2,132
Other explicit guarantees	510

Total gross guarantees	236,509
Less: allowance for losses	–592

Net exposure under guarantees	$235,917

Source: Public Accounts of Canada 2011.

Note: Amounts may not add due to rounding.

Insurance Programs

Certain agent enterprise Crown corporations operate insurance programs. In the event that such corporations have insufficient funds to meet their obligations, the Government would provide the required financing through appropriations, either budgetary or non-budgetary.

The following table summarizes the unaudited information regarding such insurance programs as at March 31, 2011.

AGENT ENTERPRISE CROWN CORPORATIONS INSURANCE PROGRAMS

	Insurance in force	Net claims (1)	5-year average of net claims	Closing balance of fund
	(in millions)
Canada Deposit Insurance Corporation	$603,842	$—	$—	$1,113

Canada Mortgage and Housing Corporation
Mortgage Insurance Fund	519,600	719	425	9,544
Mortgage-Backed Securities Guarantee Fund	325,662	—	—	1,386

Export Development Canada
Export insurance contracts entered into on its own behalf	23,964	75	92	—

Source: Public Accounts of Canada 2011.

(1)	Refers to the difference between claims and amounts received from sales of related assets and other recoveries.

DEBT RECORD

Canada has always paid the full face amount of the principal and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee, promptly when due. During war, where such payment would have violated laws or regulations forbidding trading with the enemy, payment was made to a custodian of enemy property.

MONETARY AND BANKING SYSTEM

Bank of Canada

The Bank of Canada (the “Bank”) was incorporated in 1934 under the Bank of Canada Act (in this section referred to as the “Act”) as Canada’s central bank. All of the capital stock of the Bank is owned by the Government. The Act gives the Bank the responsibility for the conduct of monetary policy and confers specific powers for discharging that responsibility.

The Bank has the sole right to issue notes for circulation in Canada. The Bank acts as the fiscal agent of the Government of Canada and, in this role, the Bank participates in the management of the public debt. Specifically, the Bank is responsible for handling the Government’s new market debt borrowings, administering its outstanding market debt and making payments for interest and market debt redemption on its behalf.

The Bank may buy or sell various types of securities, including securities issued or guaranteed by Canada or any province, securities issued or guaranteed by the Government of the United States of America or Japan or the government of a country in the European Union. For purposes of conducting monetary policy or promoting the stability of the Canadian financial system, the Bank may buy or sell from or to any person securities and any other financial instruments other than instruments that evidence an ownership interest or right in or to an entity, that comply with the policy established by the Governor and published in the Canada Gazette. The Bank may buy and sell foreign currencies, SDRs issued by the IMF, coin and gold and silver bullion. The Bank may open accounts with other central banks, at the Bank for International Settlements (“BIS”) and at commercial banks. The Bank may accept deposits from the Government or any of its corporations or agencies, any province, any chartered bank or any member of the Canadian Payments Association. The Bank pays interest to the Government on deposits held at the Bank and may pay interest to member institutions of the Canadian Payments Association on deposits accepted for certain specified purposes. It may also accept deposits from other central banks and official international financial organizations and may pay interest on such deposits. The Bank does not accept deposits from individuals nor does it compete with the chartered banks in the commercial banking field. The Bank is not required to maintain gold or foreign exchange reserves against its liabilities.

The Bank may, on the pledge of certain classes of securities or property, make loans or advances for periods not exceeding six months to chartered banks, and to any other members of the Canadian Payments Association. The Bank Rate is the minimum rate at which the Bank is prepared to make loans or advances. Although the Bank has the power to make loans or advances under certain conditions and for limited periods to the Government or any province, such loans are extremely rare and no such loans have been made in over 35 years.

The framework for the implementation of monetary policy by the Bank was changed considerably on two occasions during the 1990s, first as a result of the phased elimination of reserve requirements between June 1992 and July 1994, and second, with the introduction of a real-time large-value settlement system (the “Large Value Transfer System” or “LVTS”) in February 1999.

The central mechanisms through which the Bank currently implements monetary policy are the LVTS and a 50-basis-point operating band for the overnight interest rate adopted by the Bank in mid 1994. Currently, the Bank targets the level of excess settlement balances in the LVTS at a minimum of $25 million. Any participant in the LVTS with a deficit funds position should therefore be aware that there will be one or more participants with offsetting surplus positions that are potential counterparties for transactions at market rates. The Bank encourages these transactions by paying an interest rate on positive balances held overnight by LVTS participants at the lower limit of its operating band and charging an interest rate on overdraft loans to LVTS participants at the upper limit of the band (which is also the Bank Rate). Thus the overnight rate should stay within the operating band since participants are aware that they can earn at least the lower limit of the band on positive balances and need not pay more than the upper limit to cover shortfalls. Moreover, the Bank is prepared to enter into overnight buyback transactions to reinforce its target rate at the midpoint of the operating band. Through its influence on the interest rate for overnight funds, the Bank is able to influence other short-term interest rates, the exchange rate, aggregate demand and, ultimately, inflation.

The Bank controls the level of LVTS settlement balances available to the financial system by adjusting the level of Government deposits held at financial institutions through twice-daily auctions of Government cash balances.

The Act provides for regular consultation between the Governor of the Bank and the Minister of Finance as well as for a formal procedure whereby, in the event of a disagreement between the Government and the Bank which cannot be resolved, the Government may issue a directive to the Bank as to the monetary policy that it is to follow. The directive must be in writing, in specific terms, applicable for a specified period and published forthwith. This provision in the Act makes it clear that the Government must take the ultimate responsibility for monetary policy, but the Bank is in no way relieved of its responsibility for monetary policy and its execution so long as a directive is not in effect. No directive has ever been issued.

The Payment Clearing and Settlement Act, 1996 gives the Bank formal responsibility for the regulatory oversight of major clearing and settlement systems. Specifically, the Bank will review all eligible systems and identify their potential to cause systemic risk. Systems with this potential are subject to designation under the Payment Clearing and Settlement Act, 1996. Designated systems will have to satisfy the Bank that they have appropriate risk-control mechanisms in place. The Bank may carry out examinations and, in situations where it is judged that systemic risk is being inadequately controlled, the Governor of the Bank may issue directives to a designated system.

The Payment Clearing and Settlement Act, 1996 also gives the Bank new powers to provide certain services. In particular, the Bank can provide a guarantee of settlement to the participants of designated systems.

Other Government Financial Institutions

Export Development Canada (“EDC”) was established on October 1, 1969 for the purpose of facilitating and developing trade between Canada and other countries. EDC is the successor to the Export Credits Insurance Corporation which commenced operations in 1944. Activities were originally limited to insuring Canadian exporters against non-payment of credits extended to foreign buyers. To further enhance Canada’s growing export trade, EDC has introduced an export loans program, a foreign investment guarantees program and a surety risk protection insurance program. The Federal Business Development Bank was established in 1975 as the successor to the Industrial Development Bank which was established in 1944 as a subsidiary of the Bank of Canada. In 1995, the Federal Business Development Bank was continued as the Business Development Bank of Canada (“BDC”). The purpose of the BDC is to provide financial and management services to Canadian businesses, with a focus on small and medium-sized enterprises in Canada. The Canada Deposit Insurance Corporation, established in 1967, insures deposits payable in Canada and in Canadian currency at banks and other financial institutions up to $100,000 per depositor. Farm Credit Canada, established in 1959, provides financial and management services to farms and agrifood businesses. The Canada Mortgage and Housing Corporation (formerly the Central Mortgage and Housing Corporation, or “CMHC”) was incorporated in 1945 to insure mortgage loans made by approved lenders and to make direct mortgage loans. Since then, CMHC’s role in the housing market has expanded beyond mortgage loan insurance to include the provision of mortgage-backed securities and related guarantees, housing policy and advice, and housing research.

Chartered Banks

Canada’s banks are all federally incorporated and are regulated under the Bank Act. The Bank Act sets out the rules for the structure and operation of these institutions. It is the current practice in Canada to revise the Bank Act after intervals of approximately five years with the most recent revisions being implemented in April 2007. The Office of the Superintendent of Financial Institutions (OSFI) is the federal agency responsible for supervising banks.

Under the Bank Act, foreign banks are permitted to incorporate subsidiaries by letters patent. In June 1999, legislation was passed to allow foreign banks to establish specialized, commercially focused branches in Canada. Foreign banks can operate full-service branches and lending branches. As at October 1, 2011, the banking system consisted of 22 domestic banks, 25 foreign bank subsidiaries, 22 full-service foreign bank branches and 6 foreign bank lending branches. Foreign branches are mainly permitted to raise wholesale deposits (not insured by the Canada Deposit Insurance Corporation (CDIC)), and a limited amount of CDIC-insured deposits subject to a strict cap. Moreover, foreign branches are not subject to OSFI’s minimum capital adequacy ratios; however, they are required to maintain, instead, a minimum capital equivalent deposit amount with a domestic financial institution.

Financial Sector Restructuring

The Government of Canada is responsible for ensuring the financial sector regulatory framework operates efficiently and effectively for consumers and businesses while maintaining the safety of institutions and soundness of the sector. The mandatory five-year review of the financial institutions statutes, which comprises the Bank Act, the Insurance Companies Act, the Trust and Loan Companies Act and the Cooperative Credit Associations Act, ensures Canada remains a global leader in financial services. This practice sets Canada apart from virtually every other country in the world. On September 20, 2010 the Government of Canada launched its five-year review of the financial sector legislation. The sunset date for the financial institutions statutes is April 20, 2012. As a result of this Review, the Government, as committed to in Budget 2011, introduced the Financial System Review Act (Bill S-5) on November 23, 2011 to help ensure Canada continues to have a strong and secure financial system. The Act includes measures to:

•	Update financial institutions legislation to promote financial stability and ensure Canada’s financial institutions continue to operate in a competitive, efficient and stable environment;

•	Fine-tune the consumer protection framework, including enhancing the supervisory powers of the Financial Consumer Agency of Canada; and

•	Improve efficiency by reducing the administrative burden on financial institutions and adding regulatory flexibility.

To promote financial stability and the continued growth and competitiveness of the credit union sector, the Government of Canada introduced amendments to the Bank Act in Budget 2010 establishing a framework for federal credit unions. Once in force, the framework will allow credit unions to incorporate federally. Federal credit unions will be subject to supervisory and regulatory requirements consistent with other federally regulated deposit taking institutions.

In Budget 2011, Canada reaffirmed its commitment to work with willing provinces and territories to establish the Canadian Securities Regulatory Authority (CSRA). The CSRA would consolidate the governance, legislation, and administration of securities in Canada, which would strengthen enforcement, enhance accountability, and better support financial stability. In 2010, Canada tabled the proposed Canadian Securities Act for information in Parliament, which would establish the CSRA and set out the legal framework to regulate securities in provinces and territories that have opted in to the federal regime. At the same time, Canada referred the proposed Act to the Supreme Court of Canada for a ruling on whether Parliament has the constitutional authority to enact the proposed legislation. With a favourable decision, Canada will move forward expeditiously to establish the CSRA.

Monetary Policy and Interest Rate Developments

The ultimate objective of Canadian monetary policy is to promote good overall economic performance, namely by keeping inflation low, stable and predictable.

In February 1991, the Government and the Bank jointly announced a series of targets for reducing total CPI inflation to the mid-point of a range of 1% to 3% by the end of 1995. This inflation-control target range has been extended a number of times. In November 2011, the Government and the Bank renewed Canada’s inflation-control framework for a further five-year period. Monetary policy will continue to aim at keeping inflation at the 2% target mid-point, both to maximize the likelihood that inflation stays within the target range and to increase the predictability of inflation over the longer term.

The policy instrument the Bank uses to influence monetary conditions is the overnight rate target, which is the mid-point of the Bank’s operating band for overnight financing. The Bank constantly reassesses the level of the overnight rate target necessary to achieve the inflation-control targets.

Since November 2000, the Bank has moved to eight fixed announcement dates for the overnight rate target to make monetary policy more effective. Fixed dates have reduced the uncertainty in financial markets associated with not knowing exactly when changes in the overnight rate target may be announced, and contributed to the improved functioning of financial markets. Fixed dates have provided a regular opportunity to emphasize the medium-term perspective of monetary policy and increased the Bank’s transparency, accountability and dialogue with the public.

Between January 2008 and April 2009, the ongoing turmoil in financial markets and the resulting deterioration in real economic activity both domestically and abroad led the Bank of Canada to lower its overnight rate target by a total of 400 basis points to the effective lower bound of 0.25 per cent. The Bank of Canada committed, conditional on the inflation outlook, to maintain this rate until the end of the second quarter of 2010. In addition, the Bank undertook a series of operations to reinforce its overnight target rate and to support market liquidity. The Bank’s initiatives came in the context of unprecedented coordinated actions across major central banks to support market liquidity and stabilize global financial markets.

The Bank left the overnight rate target unchanged at the effective lower bound of 0.25 percent for the remainder of 2009 as well as the beginning of 2010. Strong growth during the second half of 2009 and the first quarter of 2010 indicated that the Canadian recovery was on track and on June 1, 2010 the Bank of Canada announced an increase of 25 basis points in the overnight rate, raising the target to 0.5 percent. With employment and output levels approaching pre-recession peaks, the Bank announced further 25 basis point increases on the July 20, 2010 and September 8, 2010 fixed announcement dates, effectively setting the overnight rate target at 1 percent. Since this announcement, the overnight rate target has remained at 1 percent.

Following the latest release of the Monetary Policy Report on October 26, 2011, the Bank maintains that there is considerable monetary stimulus in Canada. While the economy is still forecasted to grow by 2.1% in 2011 and 1.9% in 2012, the slowdown in global growth as a result of the sovereign debt crisis in Europe and continued deleveraging by banks and households has provided a significant downside risk to economic growth going forward. This weaker growth profile has also dampened projected inflationary pressures. The latest Monetary Policy Report notes that the Bank will closely monitor economic developments in Canada and abroad and that it will continue to set monetary policy consistent with attaining the 2 percent inflation target over the medium term.

Selected Interest Rates

Source:	Bank of Canada

Membership in International Economic Organizations

As of December 31, 2010, Canada’s paid-up quota in the IMF is SDR 6,369.2 million. On December 31, 2010, one SDR equalled Cdn $1.54.

Canada also participates in the General Arrangements to Borrow (the “GAB”) and the New Arrangements to

Borrow (the “NAB”) which provide special financial resources to the IMF. Canada’s total commitment under the GAB and the NAB amount to SDR 1,396.0 million. As of December 31, 2010, there were no loans outstanding to the IMF under the GAB and the NAB. Additionally, on July 6th, 2009, Canada entered into a two year, US$10 billion, temporary borrowing agreement with the IMF to bolster its lending resources. This credit line provides additional liquidity to the IMF, as needed. The credit line was extended until January 31, 2013.

Canada is also a member of the Organization for Economic Cooperation and Development, a party to the World Trade Organization and a shareholder (through the Bank) of the BIS. Canada’s participation in other international development institutions is summarized in the table below.

PARTICIPATION IN OTHER INTERNATIONAL DEVELOPMENT INSTITUTIONS

	At December 31, 2010
	Subscription
	Total	Paid-in(1)
	(in millions of U.S. dollars)
International Bank for Reconstruction and Development	$5,403.8	$334.9
International Finance Corporation	81.3	81.3
Multilateral Investment Guarantee Agency	56.5	10.7
Asian Development Bank	8,551.1	427.6
Inter-American Development Bank	8,079.8	173.7
Caribbean Development Bank	156.8	34.4
African Development Bank	3,772.1	125.9
European Bank for Reconstruction and Development	956.5	285.0

Source: Department of Finance. Data derived from the annual statements/reports of the above-mentioned institutions and in consultation with the Canadian International Development Agency.

(1)	Balance of subscription payable only in the unlikely event that there is a call on the institution’s capital.

CLAIMS AND PENDING AND THREATENED LITIGATION

There are thousands of claims and pending and threatened litigation cases outstanding against the Government. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions is significant, their outcomes are not determinable. As at March 31, 2011, the Government had recorded an allowance for claims and litigation where it is likely that there will be a future payment and a reasonable estimate of the loss can be made. Claims and litigation for which the outcome is not determinable and a reasonable estimate can be made were estimated at approximately $4,211 million ($4,300 million in 2010). Certain large and significant claims are described below:

Comprehensive Land Claims

Comprehensive land claims are negotiated in areas where aboriginal title has not been dealt with by treaty or by other legal methods. In such cases, the claim is based on an aboriginal group’s traditional use and occupancy of that land. As of March 31, 2011, there were 80 (76 in 2010) comprehensive land claims under negotiation, accepted for negotiation or under review. A liability of $3,772 million ($3,800 million in 2010) was estimated for claims that had progressed to a point where quantification was possible. The remaining claims were still in the early stage of negotiations and could not yet be quantified as at March 31, 2011.

Assessed Taxes Under Objection or Appeal

As at March 31, 2011, an amount of $17,117 million ($17,102 million in 2010) of previously assessed federal and provincial taxes was under objection at Canada Revenue Agency and $3,299 million ($3,509 million in 2010) was being appealed to either the Tax Court of Canada, the Federal Court of Canada or the Supreme Court of Canada.

Other

In September 1999, the Public Service Superannuation Act, the Canadian Forces Superannuation Act and the Royal Canadian Mounted Police Superannuation Act were amended to enable the Government to deal with excess amounts in the superannuation accounts and pension funds governed by these Acts. The legal validity of these provisions was challenged in the Courts. On November 20, 2007, the Ontario Superior Court of Justice rendered its decision and dismissed all the claims of the plaintiffs. The Ontario Court of Appeal dismissed the plaintiffs’ appeal on October 8, 2010. In a decision released on May 5, 2011, the plaintiffs’ application for leave to appeal was granted by the Supreme Court of Canada. As at March 31, 2011, the outcome was not determinable.

TABLES AND SUPPLEMENTARY INFORMATION

The tables and supplementary information under the headings Unmatured Market Debt, Other Obligations (with Respect to Money Borrowed) and Supplementary Information have been provided by the Department of Finance and the Bank of Canada.

Unmatured Market Debt

All debt obligations listed below are direct obligations of the Government of Canada and constitute a charge on the Consolidated Revenue Fund of Canada.

(A)	PAYABLE IN CANADA IN CANADIAN DOLLARS

MARKETABLE BONDS(1)

Maturity date	Coupon %	Issue date(s)	Series	Outstanding at September 30, 2011
2011 — Dec. 1	1.25	2009: Aug. 21, Sep. 18, Oct. 9	YY46	$5,309,832,000
2012 — Mar. 1	1.50	2009: Nov. 16, Dec. 21; 2010: Jan. 29	ZB34	6,428,135,000
2012 — Jun. 1	1.50	2010: Mar. 12, Apr. 9, May 7	ZE72	4,450,727,000
2012 — Jun. 1	3.75	2006: Nov. 6, Dec. 11; 2007: Feb. 19, May 7, Aug. 20, Nov. 13	YG30	5,420,560,000
2012 — Jun. 1	5.25	2001: Oct 29; 2002: Feb. 11, Apr. 22, Jun. 25, Aug. 6, Sep. 30, Oct. 15	XH22	8,906,336,000
2012 — Sep. 1	2.00	2009: Jun. 01, Jul. 13, Aug. 10; 2010: Jun. 4, Jul. 9, Jul. 30	YX62	14,685,324,000
2012 — Dec. 1	1.50	2010: Aug. 13, Sep. 7, Sep.17, Oct. 15, Oct. 29, Nov. 15, Nov. 26	ZK33	14,152,079,000
2013 — Mar. 1	1.75	2009: Dec. 14; 2010: Feb. 12, Mar. 26, Dec. 17; 2011: Jan. 28, Feb. 18, Mar. 11	ZD99	18,990,269,000
2013 — Jun. 1	3.50	2008: Feb. 25, Mar. 10, May 12, Aug. 5, Oct. 28, Nov. 17	YN80	14,501,625,000
2013 — Jun. 1	5.25	2002: Nov. 4, Dec. 16; 2003: Feb. 10, Mar. 24, May 12, Jun. 25, Aug. 11, Sep. 30	XM17	8,996,594,000
2013 — Aug. 1	2.00	2011: Apr. 8, May 13, Jun. 17	ZP20	10,500,000,000
2013 — Sep. 1	2.50	2010: May 17, Jun. 21, Aug. 9	ZG21	9,200,000,000
2013 — Nov. 1	1.50	2011: Jul. 15, Aug. 19, Sep. 16, Sep. 30	ZT42	11,500,000,000
2014 — Mar. 1	2.00	2010: Dec. 13; 2011: Feb. 14, Mar. 25	ZN71	9,600,000,000
2014 — Mar. 15	10.25	1989: Mar. 15, Mar. 30; 1990: Mar. 15, Jul. 1, Aug. 1; 1991: Feb. 21	A23	709,898,000
2014 — Jun. 1	3.00	2008: Oct. 21; 2009: Jan. 19, Feb. 12, Mar. 16	YS77	13,634,524,000
2014 — Jun. 1	5.00	2003: Oct. 20, Dec. 15; 2004: Feb. 9, Mar. 22, May 3, Jun. 22, Aug. 16, Sep. 28	XS86	9,669,509,000
2014 — Aug. 1	2.25	2011: May 2, May 30, Aug. 15	ZR85	9,000,000,000
2014 — Dec. 1	2.00	2009: Apr. 20, May 25, Jul. 20, Aug. 27, Sep. 29	YU24	15,000,000,000
2015 — Jun. 1	2.50	2009: Nov. 23; 2010: Jan. 18, Mar. 8	ZC17	9,000,000,000
2015 — Jun. 1	4.50	2004: Oct. 18, Dec. 20; 2005: Feb. 7, Mar. 14, May 9, Jun. 21, Aug. 15, Sep. 26	XX71	10,143,325,000
2015 — Jun. 1	11.25	1990: May 1, May 31, Oct. 1, Nov. 15	A34	456,505,000
2015 — Dec. 1	3.00	2010: Apr.19, Jun. 14, Aug. 23, Sep. 27, Oct. 26	ZF48	11,341,729,000
2016 — Jun. 1	2.00	2010: Nov. 8; 2011: Jan. 17, Mar. 7	ZL16	9,900,000,000
2016 — Jun. 1	4.00	2005: Nov. 7, Dec. 12; 2006: Feb. 6, Mar. 13, Apr. 24, Jun. 12, Aug. 8, Sep. 19	YB43	10,157,400,000
2016 — Sep. 1	2.75	2011: Apr. 26, May 24, Jul. 11	ZQ03	10,500,000,000
2017 — Jun. 1	4.00	2006: Oct. 16, Nov. 27; 2007: Jan. 29, Mar. 19, Apr. 23, Aug. 7, Sep. 17	YF56	10,342,526,000
2018 — Jun. 1	4.25	2007: Oct. 29; 2008: Feb. 11, Mar. 25, Apr. 21, Jun. 23, Jul. 14	YL25	10,622,764,000
2019 — Jun. 1	3.75	2008: Oct. 6, Nov. 10; 2009: Feb. 9, Mar. 2, Mar. 10, Apr. 14, Jun. 15, Aug. 18	YR94	17,650,000,000
2020 — Jun. 1	3.50	2009: Sep. 8, Oct.14, Nov.10; 2010: Feb.8, May 3	YZ11	13,100,000,000
2021 — Mar. 15	10.50	1990: Dec. 15; 1991: Jan. 9, Feb. 1	A39	567,361,000
2021 — Jun. 1	3.25	2010: Jul. 19, Oct. 19; 2011: Feb. 7, May 9	ZJ69	11,500,000,000
2021 — Jun. 1	9.75	1991: May 9, Jun. 1, Jul. 1, Aug. 1, Sep. 1, Oct. 17	A43	286,188,000
2021 — Dec. 1	4.25	1991: Dec. 10; 1992: Oct. 14; 1993: May 1, Dec. 1; 1994: Feb. 22, Jun. 21, Sep. 15, Dec. 15; 1995: Feb. 2, May 8, Aug. 4	L25	7,474,563,000	(2)
2022 — Jun. 1	2.75	2011: Aug. 2	ZU15	2,500,000,000
2022 — Jun. 1	9.25	1991: Dec. 15; 1992: Jan. 3, May 15	A49	206,022,000
2023 — Jun. 1	8.00	1992: Aug. 17; 1993: Feb. 1, Apr. 1, Jul. 26, Oct. 15; 1994: Feb. 1, May 2	A55	2,877,121,000

Unmatured Market Debt (Continued)

Maturity date	Coupon %	Issue date(s)	Series	Outstanding at September 30, 2011
2025 — Jun. 1	9.00	1994: Aug. 2, Nov. 1; 1995: Feb. 1, May 1, Aug. 1, Nov. 1; 1996: Feb. 1	A76	2,793,426,000
2026 —Dec. 1	4.25	1995: Dec. 7; 1996: Mar. 6, Jun. 6, Sep. 6, Dec. 6; 1997: Mar. 12, Jun. 9, Sep. 8, Dec. 8; 1998: Mar. 9, Jun. 8, Sep. 8, Dec. 7	VS05	7,172,917,500	(2)
2027 — Jun. 1	8.00	1996: May 1, Aug. 1, Nov. 1; 1997: Feb. 3, May 1, Aug. 1, Nov. 3	VW17	5,357,435,000
2029 — Jun. 1	5.75	1998: Feb. 2, May 1, Nov. 2; 1999: May 3, Oct. 15; 2000: Apr. 24, Oct. 16; 2001: Apr. 23	WL43	12,665,469,000
2031 — Dec. 1	4.00	1999: Mar. 8, Jun. 8, Sep. 7, Dec. 6; 2000: Mar. 6, Jun. 5, Sep. 5, Dec. 11; 2001: Mar. 5, Jun. 11, Sep. 24, Dec. 10; 2002: Mar. 18, Jun. 10, Sep. 16, Dec. 9; 2003: Mar. 17	WV25	7,615,922,000	(2)
2033 — Jun. 1	5.75	2001: Oct. 15; 2002: Jan. 21, Mar. 4, May 6, Jul. 15, Nov. 25; 2003: Jan. 20, Mar. 3, Apr. 14, Jul. 14, Aug. 25, Nov. 10; 2004: Jan. 19, Mar. 1	XG49	13,410,295,000
2036 — Dec. 1	3.00	2003: Jun. 9, Sep. 15, Dec. 8; 2004: Mar. 8, Jun. 7, Sep. 7, Dec. 6; 2005: Mar. 7, Jun. 6, Sep. 6, Dec. 5; 2006: Mar. 06, Jun. 5, Oct. 2, Dec. 4; 2007: Mar. 5	XQ21	6,815,718,000	(2)
2037 — Jun. 1	5.00	2004: Jul. 19, Sep. 14, Nov. 8; 2005: Jan. 17, Apr. 11, Jul. 11, Oct. 18; 2006: Jan. 16, May 1, Jul. 24, Oct. 31; 2007: Jan. 15, Jun. 11, Jul. 23, Oct. 9; 2008: Jan. 21; 2009: Jan. 12	XW98	13,999,089,000
2041 — Jun. 1	4.00	2008: Jun. 9, Sep. 15, Dec. 15; 2009: Mar. 23, May 19, Jul. 14, Aug. 5, Oct. 20; 2010: Feb. 22, Mar. 22, May 25, Sep. 7, Nov. 22; 2011: Mar. 21	YQ12	15,800,000,000
2041 — Dec. 1	2.00	2007: Jun. 4, Sep. 4, Dec. 10; 2008: Mar. 3, Jun. 2, Sep. 2, Dec. 8; 2009: Mar. 9, Jun. 2, Aug. 31, Dec. 7; 2010: Mar. 1	YK42	7,066,795,000	(2)
2044 — Dec. 1	1.50	2010: May 31, Aug. 30, Dec. 6; 2011: Feb. 28, Jun. 6, Sep. 6	ZH04	3,425,400,000	(2)
2045 — Dec. 1	3.50	2011: Jun. 13, Aug. 29	ZS68	1,800,000,000

TOTAL UNMATURED MARKETABLE BONDS PAYABLE IN CANADIAN DOLLARS				$427,203,382,500

Unmatured Market Debt (Continued)

TREASURY BILLS

	0000000000	0000000000	0000000000	0000000000
Maturity date(s)	Yield %		Issue dates	Outstanding at September 30, 2011
Various maturity dates from Oct. 4, 2011 to Sept. 27, 2012	0.845 to 1.466		Various issue dates from Oct. 28, 2010 to Sept. 29, 2011	$174,500,000,000

CANADA SAVINGS BOND(3)

	0000000000	0000000000	0000000000	0000000000
Maturity date	Annual Coupons %	Issue date	Series	Outstanding at September 30, 2011
2013 — Nov. 1(4)	0.40 – 7.50	1991 - Nov. 1	S46	$147,876,412
2014 — Nov. 1(4)	0.40 – 7.50	1992 - Nov. 1	S47	236,034,451
2015 — Nov. 1(4)	0.40 – 7.50	1993 - Nov. 1	S48	187,623,298
2016 — Nov. 1(4)	0.40 – 7.50	1994 - Nov. 1	S49	274,705,116
2017 — Nov. 1(4)	0.40 – 6.75	1995 - Nov. 1	S50	219,323,390
2018 — Nov. 1(4)	0.40 – 8.75	1996 - Nov. 1	S51	370,257,678
2017 — Nov. 1(4)	0.40 – 6.50	1997 - Nov. 1	S52	397,448,131
2018 — Nov. 1(4)	0.40 – 4.85	1998 - Nov. 1	S54	177,587,956
2018 — Dec. 1(4)	0.40 – 4.85	1998 - Dec. 1	S55	13,439,331
2019 — Jan. 1(4)	0.40 – 4.85	1999 - Jan. 1	S56	2,662,480
2019 — Feb. 1(4)	0.40 – 4.60	1999 - Feb. 1	S57	1,527,071
2019 — Mar. 1(4)	0.40 – 4.75	1999 - Mar. 1	S58	3,536,353
2019 — Apr. 1(4)	0.40 – 4.75	1999 - Apr. 1	S59	2,053,268
2019 — Nov. 1(4)	0.40 – 4.85	1999 - Nov. 1	S60	92,206,009
2019 — Dec. 1(4)	0.40 – 4.85	1999 - Dec. 1	S61	10,013,092
2020 — Jan. 1(4)	0.40 – 4.85	2000 - Jan. 1	S62	3,283,040
2020 — Feb. 1(4)	0.40 – 4.60	2000 - Feb. 1	S63	2,115,944
2020 — Mar. 1(4)	0.40 – 4.75	2000 - Mar. 1	S64	3,785,190
2020 — Apr. 1(4)	0.40 – 4.75	2000 - Apr. 1	S65	4,070,803
2011 — Nov. 1	0.40 – 4.85	2001 - Nov. 1	S72	161,757,060
2011 — Dec. 1	0.40 – 4.85	2001 - Dec. 1	S73	11,017,475
2012 — Jan. 1	0.40 – 4.85	2002 - Jan. 1	S74	2,684,098
2012 — Feb. 1	0.40 – 4.40	2002 - Feb. 1	S75	2,022,637
2012 — Mar. 1	0.40 – 4.00	2002 - Mar. 1	S76	6,394,936
2012 — Apr. 1	0.40 – 4.00	2002 - Apr. 1	S77	4,985,957
2012 — Nov. 1	0.40 – 3.25	2002 - Nov. 1	S78	186,896,140
2012 — Dec. 1	0.40 – 3.25	2002 - Dec. 1	S79	15,085,694
2013 — Jan. 1	0.40 – 3.10	2003 - Jan. 1	S80	4,128,157
2013 — Feb. 1	0.40 – 2.80	2003 - Feb. 1	S81	3,071,310
2013 — Mar. 1	0.40 – 4.00	2003 - Mar. 1	S82	6,434,092
2013 — Apr. 1	0.40 – 4.00	2003 - Apr. 1	S83	6,823,392
2013 — Nov. 1	0.40 – 3.25	2003 - Nov. 1	S84	136,705,848
2013 — Dec. 1	0.40 – 3.25	2003 - Dec. 1	S85	8,013,900
2014 — Jan. 1	0.40 – 3.10	2004 - Jan. 1	S86	2,136,542
2014 — Feb. 1	0.40 – 2.80	2004 - Feb. 1	S87	1,590,400
2014 — Mar. 1	0.40 – 3.10	2004 - Mar. 1	S88	3,315,156
2014 — Apr. 1	0.40 – 3.10	2004 - Apr. 1	S89	2,168,389
2014 — Nov. 1	0.40 – 3.25	2004 - Nov. 1	S90	149,777,565
2014 — Dec. 1	0.40 – 3.25	2004 - Dec. 1	S91	9,303,920
2015 — Jan. 1	0.40 – 3.10	2005 - Jan. 1	S92	3,889,293
2015 — Feb. 1	0.40 – 2.80	2005 - Feb. 1	S93	1,862,736
2015 — Mar. 1	0.40 – 3.10	2005 - Mar. 1	S94	3,918,068
2015 — Apr. 1	0.40 – 3.10	2005 - Apr. 1	S95	2,561,500
2015 — Nov. 1	0.40 – 3.25	2005 - Nov. 1	S96	183,673,912
2015 — Dec. 1	0.40 – 3.25	2005 - Dec. 1	S97	10,186,452
2016 — Jan. 1	0.40 – 3.10	2006 - Jan. 1	S98	2,857,200
2016 — Feb. 1	0.40 – 2.80	2006 - Feb. 1	S99	2,318,494
2016 — Mar. 1	0.40 – 3.10	2006 - Mar. 1	S100	4,437,032
2016 — Apr. 1	0.40 – 3.10	2006 - Apr. 1	S101	2,929,666
2016 — Nov. 1	0.40 – 3.25	2006 - Nov. 1	S102	235,485,986

Unmatured Market Debt (Continued)

	0000000000	0000000000	0000000000	0000000000
Maturity date	Annual Coupons %	Issue date	Series	Outstanding at September 30, 2011
2016 — Dec. 1	0.40 – 3.25	2006 - Dec. 1	S103	12,431,704
2017 — Jan. 1	0.40 – 3.10	2007 - Jan. 1	S104	3,481,200
2017 — Feb. 1	0.40 – 2.85	2007 - Feb. 1	S105	2,569,593
2017 — Mar. 1	0.40 – 2.75	2007 - Mar. 1	S106	5,318,368
2017 — Apr. 1	0.40 – 3.10	2007 - Apr. 1	S107	4,515,202
2017 — Nov. 1	0.40 – 3.25	2007 - Nov. 1	S108	305,233,651
2017 — Dec. 1	0.40 – 3.25	2007 - Dec. 1	S109	20,135,872
2018 — Jan. 1	0.40 – 3.10	2008 - Jan. 1	S110	6,306,926
2018 — Feb. 1	0.40 – 2.85	2008 - Feb. 1	S111	6,015,454
2018 — Mar. 1	0.40 – 3.10	2008 - Mar. 1	S112	7,008,148
2018 — Apr. 1	0.40 – 3.10	2008 - Apr. 1	S113	9,946,659
2018 — Nov. 1	0.40 – 3.10	2008 - Nov. 1	S114	449,485,956
2018 — Dec. 1	0.40 – 3.25	2008 - Dec. 1	S115	41,634,869
2019 — Jan. 1	0.40 – 3.10	2009 - Jan. 1	S116	19,306,831
2019 — Feb. 1	0.40 – 2.85	2009 - Feb. 1	S117	14,491,076
2019 — Mar. 1	0.40 – 2.50	2009 - Mar. 1	S118	13,472,609
2019 — Apr. 1	0.40 – 2.45	2009 - Apr. 1	S119	10,080,447
2019 — Nov. 1	0.40 – 2.00	2009 - Nov. 1	S120	483,701,588
2019 — Dec. 1	0.40 – 1.85	2009 - Dec. 1	S121	17,994,111
2020 — Jan. 1	1.65	2010 - Jan. 1	S122	6,024,960
2020 — Feb. 1	1.25	2010 - Feb. 1	S123	4,616,807
2020 — Mar. 1	1.00	2010 - Mar. 1	S124	6,180,795
2020 — Apr. 1	0.75	2010 - Apr. 1	S125	3,634,753
2020 — Nov. 1	0.40 – 0.65	2010 - Nov. 1	S126	951,691,602
2020 — Dec. 1	0.40	2010 - Dec. 1	S127	28,315,410
2012 — Jan. 1	0.40	2002 - Jan. 1	S900	72,238
2012 — Feb. 1	0.40	2002 - Feb. 1	S901	71,431
2012 — Mar. 1	0.40	2002 - Mar. 1	S902	940,063
2012 — Apr. 1	0.40	2002 - Apr. 1	S903	12,896

Total				$5,762,673,241

CANADA PREMIUM BONDS(5)

Maturity date	Annual Coupons %	Issue date	Series	Outstanding at September 30, 2011
2018 — Nov. 1(4)	1.85 – 5.00	1998 - Nov. 1	P3	$313,518,710
2018 — Dec. 1(4)	1.85 – 4.50	1998 - Dec. 1	P4	35,728,912
2019 — Jan. 1(4)	2.00 – 4.50	1999 - Jan. 1	P5	7,910,447
2019 — Feb. 1(4)	1.75 – 4.75	1999 - Feb. 1	P6	5,605,648
2019 — Mar. 1(4)	1.75 – 6.00	1999 - Mar. 1	P7	26,424,676
2019 — Apr. 1(4)	1.40 – 6.00	1999 - Apr. 1	P8	17,254,699
2019 — Nov. 1(4)	1.00 – 6.00	1999 - Nov. 1	P9	113,149,503
2019 — Dec. 1(4)	1.00 – 6.00	1999 - Dec. 1	P10	34,433,226
2020 — Jan. 1(4)	1.00 – 6.00	2000 - Jan. 1	P11	11,884,010
2020 — Feb. 1(4)	1.00 – 6.00	2000 - Feb. 1	P12	9,108,677
2020 — Mar. 1(4)	1.00 – 6.25	2000 - Mar. 1	P13	21,606,248
2020 — Apr. 1(4)	1.00 – 6.25	2000 - Apr. 1	P14	25,398,655
2011 — Nov. 1	1.10 – 4.00	2001 - Nov. 1	P21	307,081,789
2011 — Dec. 1	1.85 – 4.00	2001 - Dec. 1	P22	43,491,856
2012 — Jan. 1	2.00 – 3.50	2002 - Jan. 1	P23	11,608,391
2012 — Feb. 1	2.00 – 3.50	2002 - Feb. 1	P24	9,837,273
2012 — Mar. 1	1.00 – 6.00	2002 - Mar. 1	P25	50,681,296
2012 — Apr. 1	1.00 – 6.00	2002 - Apr. 1	P26	23,268,235
2012 — Nov. 1	1.10 – 6.00	2002 - Nov. 1	P27	621,449,307
2012 — Dec. 1	2.50 – 6.00	2002 - Dec. 1	P28	124,245,694
2013 — Jan. 1	2.50 – 6.00	2003 - Jan. 1	P29	47,950,099
2013 — Feb. 1	2.50 – 6.00	2003 - Feb. 1	P30	7,788,552
2013 — Feb. 1	2.50 – 5.00	2003 - Feb. 1	P33	38,062,307

Unmatured Market Debt (Continued)

Maturity date	Annual Coupons %	Issue date	Series	Outstanding at September 30, 2011
2013 — Mar. 1	2.50 – 5.00	2003 - Mar. 1	P31	32,801,796
2013 — Apr. 1	2.50 – 5.00	2003 - Apr. 1	P32	17,150,464
2013 — Nov. 1	2.35 – 5.00	2003 - Nov. 1	P34	495,541,125
2013 — Dec. 1	2.35 – 5.50	2003 - Dec. 1	P35	109,114,391
2014 — Jan. 1	2.35 – 5.50	2004 - Jan. 1	P36	37,631,805
2014 — Feb. 1	1.75 – 5.00	2004 - Feb. 1	P37	24,556,098
2014 — Mar. 1	1.75 – 4.00	2004 - Mar. 1	P38	33,776,785
2014 — Apr. 1	1.40 – 4.00	2004 - Apr. 1	P39	18,063,498
2014 — Nov. 1	1.10 – 3.50	2004 - Nov. 1	P40	140,113,762
2014 — Dec. 1	1.85 – 3.50	2004 - Dec. 1	P41	33,418,989
2015 — Jan. 1	2.00 – 3.25	2005 - Jan. 1	P42	11,205,259
2015 — Feb. 1	2.00 – 3.05	2005 - Feb. 1	P43	5,619,649
2015 — Mar. 1	2.00 – 3.15	2005 - Mar. 1	P44	6,877,646
2015 — Apr. 1	2.00 – 3.05	2005 - Apr. 1	P45	5,883,667
2015 — Nov. 1	2.25 – 2.75	2005 - Nov. 1	P46	80,683,653
2015 — Dec. 1	2.35 – 3.55	2005 - Dec. 1	P47	33,907,655
2016 — Jan. 1	2.35 – 4.00	2006 - Jan. 1	P48	10,392,136
2016 — Feb. 1	1.75 – 4.00	2006 - Feb. 1	P49	10,550,924
2016 — Mar. 1	1.75 – 4.00	2006 - Mar. 1	P50	10,883,520
2016 — Apr. 1	1.40 – 4.00	2006 - Apr. 1	P51	11,703,429
2016 — Nov. 1	1.00 – 3.35	2006 - Nov. 1	P52	77,231,056
2016 — Dec. 1	1.00 – 3.35	2006 - Dec. 1	P53	19,853,093
2017 — Jan. 1	1.00 – 3.25	2007 - Jan. 1	P54	5,701,823
2017 — Feb. 1	1.00 – 3.05	2007 - Feb. 1	P55	4,297,268
2017 — Mar. 1	1.00 – 3.35	2007 - Mar. 1	P56	28,167,543
2017 — Apr. 1	1.00 – 3.35	2007 - Apr. 1	P57	19,192,382
2017 — Nov. 1	1.10 – 3.50	2007 - Nov. 1	P58	72,229,891
2017 — Dec. 1	3.30 – 3.50	2007 - Dec. 1	P59	18,091,365
2018 — Jan. 1	3.15 – 3.25	2008 - Jan. 1	P60	4,671,446
2018 — Feb. 1	2.95 – 3.05	2008 - Feb. 1	P61	4,881,033
2018 — Mar. 1	2.85 – 3.15	2008 - Mar. 1	P62	10,580,598
2018 — Apr. 1	2.75 – 3.05	2008 - Apr. 1	P63	13,149,488
2018 — Nov . 1	2.35 – 2.65	2008 - Nov. 1	P64	158,888,158
2018 — Dec. 1	2.35 – 2.65	2008 - Dec. 1	P65	93,222,955
2019 — Jan. 1	2.35 – 2.65	2009 - Jan. 1	P66	66,358,351
2019 — Feb. 1	1.75 – 2.05	2009 - Feb. 1	P67	25,299,221
2019 — Mar. 1	1.75 – 2.05	2009 - Mar. 1	P68	27,606,775
2019 — Apr. 1	1.40 – 1.70	2009 - Apr. 1	P69	30,495,901
2019 — Nov. 1	1.00 – 1.80	2009 - Nov. 1	P70	86,507,896
2019 — Dec. 1	1.00 – 1.80	2009 - Dec. 1	P71	49,285,114
2020 — Jan. 1	1.00 – 1.80	2010 - Jan. 1	P72	16,799,488
2020 — Feb. 1	1.00 – 1.80	2010 - Feb. 1	P73	14,159,769
2020 — Mar. 1	1.00 – 1.80	2010 - Mar. 1	P74	12,087,536
2020 — Apr. 1	1.00 – 1.80	2010 - Apr. 1	P75	9,525,442
2020 — Nov. 1	1.10 – 1.70	2010 - Nov. 1	P76	104,427,382
2020 — Dec. 1	1.10 – 1.70	2010 - Dec. 1	P77	71,678,060
2012 — Jan. 1	1.10	2002 - Jan. 1	P950	2,984,513
2012 — Feb. 1	1.10	2002 - Feb. 1	P951	9,980,319
2012 — Mar. 1	1.10	2002 - Mar. 1	P952	5,252,946
2012 — Apr. 1	1.10	2002 - Apr. 1	P953	937,258

Total				$4,100,908,528

Unmatured Market Debt (Continued)

OBLIGATIONS ISSUED TO CANADA PENSION PLAN INVESTMENT FUND(6)

Maturity date(s)	Coupon(s) %	Issue date(s)	Outstanding at September 30, 2011
Various maturity dates from May 1, 2012 to July 2, 2012	9.17 to 9.45	Various issue dates from May 1, 1992 to Jul. 2, 1992 (long term)	$11,118,000

TOTAL UNMATURED MARKET DEBT PAYABLE IN CANADIAN DOLLARS			$611,578,082,269

(B) PAYABLE IN FOREIGN CURRENCY (1) (7)

CANADA BILLS

Maturity date(s)	Yield(s) %	Original issue amount	Issue date(s)	Outstanding at September 30, 2011
Various maturity dates from Oct. 3, 2011 to Jun. 26, 2012	0.01 to 0.20	U.S.$ 2,316,378,000	Various issue dates from Feb. 17, 2011 to Sep. 30, 2011	$ 2,428,027,420

OTHER MARKETABLE BONDS PAYABLE IN FOREIGN CURRENCIES

Maturity date	Coupon %	Original amount at issue or assumption	Issue or assumption date	Outstanding at September 30, 2011
2014 — Sep. 10	2.38	USD3,000,000,000	2009 — Sep. 10	$3,144,600,000
2016 — Dec. 15	8.25	USD 38,244,000(8)(9)	2001 — Feb. 5	34,846,361
2018 — Jun. 30	9.70	USD 16,080,000(8)	2001 — Feb. 5	16,855,056
2019 — Jun. 1	8.80	USD 3,500,000(8)	2001 — Feb. 5	3,668,700
2020 — Jan. 13	3.50	EUR2,000,000,000	2010 — Jan. 13	2,808,337,440

TOTAL(10)				$6,008,307,557

TOTAL UNMATURED MARKET DEBT PAYABLE IN FOREIGN CURRENCY				$8,436,334,977

TOTAL UNMATURED MARKET DEBT				$620,014,417,246

Unmatured Market Debt (Continued)

(C) CROSS CURRENCY SWAPS

For the cross currency swaps listed below (outstanding as of September 30, 2011), the Government’s Canadian dollar liability has been swapped into a U.S. dollar liability

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2012 – Apr. 6	3 month CDOR	$250,000,000	3 month LIBOR	USD 202,020,202
Apr. 8	3 month CDOR	248,320,000	3 month LIBOR	200,000,000
Apr. 13	3 month CDOR	247,400,000	3 month LIBOR	200,000,000
May 5	3 month CDOR	299,880,000	3 month LIBOR	252,000,000
Jun. 1	3.9148	93,675,000	Fixed	75,000,000
Jun. 1	3.9154	57,410,000	3 month LIBOR	50,000,000
Jun. 1	3.93343	93,375,000	Fixed	75,000,000
Jun. 1	3.94551	92,287,500	Fixed	75,000,000
Jun. 1	3.95915	61,200,000	Fixed	50,000,000
Jun. 1	3.9840	93,225,000	3 month LIBOR	75,000,000
Jun. 1	4.0190	90,225,000	3 month LIBOR	75,000,000
Jun. 1	4.0499	118,150,000	3 month LIBOR	100,000,000
Jun. 1	4.0569	117,380,000	3 month LIBOR	100,000,000
Jun. 1	4.1065	58,875,000	3 month LIBOR	50,000,000
Jun. 1	4.3370	133,900,000	3 month LIBOR	100,000,000
Jun. 1	4.3697	96,525,000	Fixed	75,000,000
Jun. 1	4.59355	99,600,000	Fixed	75,000,000
Jun. 1	4.6314	68,625,000	Fixed	50,000,000
Jun. 1	4.6402	102,787,500	3 month LIBOR	75,000,000
Jun. 1	4.6770	68,300,000	Fixed	50,000,000
Jun. 1	4.8198	100,897,500	3 month LIBOR	75,000,000
Jun. 1	4.9090	78,445,000	Fixed	50,000,000
Jun. 1	4.9872	79,500,000	Fixed	50,000,000
Jun. 1	5.0863	78,745,000	Fixed	50,000,000
Jun. 1	5.1110	78,540,000	Fixed	50,000,000
Jun. 1	5.4980	76,650,000	Fixed	50,000,000
Jun. 15	3 month CDOR	225,560,000	3 month LIBOR	200,000,000
Jun. 18	3 month CDOR	209,605,000	3 month LIBOR	185,000,000
Jun. 18	2.1500	16,200,000	3 month LIBOR	15,000,000
2013 – Jun. 1	3.7493	120,600,000	3 month LIBOR	100,000,000
Jun. 1	4.0677	117,500,000	3 month LIBOR	100,000,000
Jun. 1	4.07245	123,100,000	3 month LIBOR	100,000,000
Jun. 1	4.0995	118,200,000	3 month LIBOR	100,000,000
Jun. 1	4.11355	91,687,500	Fixed	75,000,000
Jun. 1	4.11843	90,975,000	Fixed	75,000,000
Jun. 1	4.14637	122,700,000	Fixed	100,000,000
Jun. 1	4.1494	62,000,000	3 month LIBOR	50,000,000
Jun. 1	4.30247	89,250,000	3 month LIBOR	75,000,000
Jun. 1	4.5100	33,437,500	3 month LIBOR	25,000,000
Jun. 1	4.5340	33,375,000	3 month LIBOR	25,000,000
Jun. 1	4.5480	98,662,500	Fixed	75,000,000
Jun. 1	4.5938	103,050,000	Fixed	75,000,000
Jun. 1	4.6810	102,150,000	Fixed	75,000,000
Jun. 1	4.7850	104,250,000	3 month LIBOR	75,000,000
2014 – Mar. 15	4.1145	62,750,000	Fixed	50,000,000
Mar. 15	4.11452	92,625,000	Fixed	75,000,000
Mar. 15	4.1870	91,950,000	Fixed	75,000,000
Mar. 15	4.1969	123,750,000	Fixed	100,000,000
Mar. 15	4.2973	59,850,000	Fixed	50,000,000
Mar. 15	4.3137	91,117,500	Fixed	75,000,000
Mar. 15	4.3400	91,762,500	Fixed	75,000,000
Mar. 15	4.6365	103,170,000	Fixed	75,000,000
Mar. 15	4.6615	100,650,000	Fixed	75,000,000
Mar. 15	4.7329	101,962,500	Fixed	75,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Mar. 15	4.8547	$69,425,000	3 month LIBOR	USD 50,000,000
Mar. 15	4.8973	69,925,000	3 month LIBOR	50,000,000
Jun. 1	3.7516	119,120,000	3 month LIBOR	100,000,000
Jun. 1	3.7662	118,950,000	3 month LIBOR	100,000,000
Jun. 1	3.7964	119,500,000	3 month LIBOR	100,000,000
Jun. 1	3.8246	119,850,000	3 month LIBOR	100,000,000
Jun. 1	4.1189	85,350,000	3 month LIBOR	75,000,000
Jun. 1	4.1435	86,437,500	3 month LIBOR	75,000,000
Jun. 1	4.2989	92,250,000	3 month LIBOR	75,000,000
Jun. 1	4.55863	65,200,000	Fixed	50,000,000
Jun. 1	4.5768	65,725,000	Fixed	50,000,000
Jun. 1	4.6020	96,862,500	Fixed	75,000,000
Jun. 1	4.6262	97,500,000	Fixed	75,000,000
Jun. 1	4.6421	94,410,000	3 month LIBOR	75,000,000
Jun. 1	4.6437	97,627,500	Fixed	75,000,000
Jun. 1	4.6591	94,725,000	3 month LIBOR	75,000,000
Jun. 1	4.70554	98,730,000	Fixed	75,000,000
Jun. 1	4.7375	99,300,000	Fixed	75,000,000
Jun. 1	4.7540	65,200,000	3 month LIBOR	50,000,000
Jun. 1	4.7943	99,150,000	3 month LIBOR	75,000,000
Jun. 1	4.9805	136,240,000	Fixed	100,000,000
2015 – Jun. 1	3.7511	92,325,000	3 month LIBOR	75,000,000
Jun. 1	3.8187	123,250,000	3 month LIBOR	100,000,000
Jun. 1	3.8207	92,737,500	3 month LIBOR	75,000,000
Jun. 1	3.8960	124,310,000	3 month LIBOR	100,000,000
Jun. 1	3.9048	121,850,000	3 month LIBOR	100,000,000
Jun. 1	3.9082	121,940,000	3 month LIBOR	100,000,000
Jun. 1	3.9301	121,720,000	3 month LIBOR	100,000,000
Jun. 1	3.9585	122,150,000	3 month LIBOR	100,000,000
Jun. 1	3.9598	121,200,000	3 month LIBOR	100,000,000
Jun. 1	4.0205	117,870,000	3 month LIBOR	100,000,000
Jun. 1	4.0288	117,750,000	3 month LIBOR	100,000,000
Jun. 1	4.0487	95,175,000	3 month LIBOR	75,000,000
Jun. 1	4.0525	126,950,000	3 month LIBOR	100,000,000
Jun. 1	4.1225	93,525,000	3 month LIBOR	75,000,000
Jun. 1	4.1273	85,950,000	3 month LIBOR	75,000,000
Jun. 1	4.1384	85,650,000	3 month LIBOR	75,000,000
Jun. 1	4.1598	93,225,000	3 month LIBOR	75,000,000
Jun. 1	4.17423	62,050,000	3 month LIBOR	50,000,000
Jun. 1	4.1810	92,625,000	Fixed	75,000,000
Jun. 1	4.1850	92,775,000	3 month LIBOR	75,000,000
Jun. 1	4.2002	62,050,000	3 month LIBOR	50,000,000
Jun. 1	4.2103	57,875,000	3 month LIBOR	50,000,000
Jun. 1	4.3380	62,100,000	Fixed	50,000,000
Jun. 1	4.3438	91,875,000	3 month LIBOR	75,000,000
Jun. 1	4.37127	90,150,000	Fixed	75,000,000
Jun. 1	4.3860	90,300,000	Fixed	75,000,000
Jun. 1	4.3960	120,550,000	Fixed	100,000,000
Jun. 1	4.4310	90,487,500	Fixed	75,000,000
Jul. 20	3.5542	76,987,500	3 month LIBOR	75,000,000
Oct. 20	3.3805	104,900,000	3 month LIBOR	100,000,000
2016 – Feb. 20	3.2529	80,175,000	Fixed	75,000,000
Apr. 20	3.4474	49,825,000	Fixed	50,000,000
Apr. 20	3.4533	75,150,000	Fixed	75,000,000
May 20	3.4307	74,512,500	Fixed	75,000,000
Jun. 1	4.0098	117,000,000	Fixed	100,000,000
Jun. 1	4.0450	169,050,000	3 month LIBOR	150,000,000
Jun. 1	4.0545	113,150,000	3 month LIBOR	100,000,000
Jun. 1	4.1248	113,250,000	3 month LIBOR	100,000,000
Sep. 20	3.5990	100,080,000	Fixed	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Sep. 20	3.6960	$101,000,000	Fixed	USD 100,000,000
Oct. 20	3.5212	78,108,750	Fixed	75,000,000
Nov. 20	3.2886	53,260,000	Fixed	50,000,000
Nov. 20	4.1631	56,380,000	Fixed	50,000,000
Nov. 20	4.18581	113,000,000	Fixed	100,000,000
Nov. 20	4.2380	52,750,000	Fixed	50,000,000
Nov. 20	4.2877	52,200,000	Fixed	50,000,000
Nov. 20	4.3188	103,690,000	Fixed	100,000,000
2017 – Jan. 20	3.6938	76,237,500	Fixed	75,000,000
Feb. 20	4.4067	80,925,000	Fixed	75,000,000
Feb. 20	4.6263	52,150,000	Fixed	50,000,000
Feb. 20	4.6564	104,860,000	Fixed	100,000,000
Mar. 20	4.4898	79,350,000	Fixed	75,000,000
Mar. 20	4.6458	53,675,000	Fixed	50,000,000
Apr. 20	4.2287	55,150,000	Fixed	50,000,000
Apr. 20	4.2892	54,900,000	Fixed	50,000,000
May 20	4.1826	55,400,000	Fixed	50,000,000
May 20	4.21876	110,800,000	Fixed	100,000,000
May 20	4.5388	104,630,000	Fixed	100,000,000
May 20	4.5433	104,300,000	Fixed	100,000,000
May 20	4.5773	104,200,000	3 month LIBOR	100,000,000
May 20	4.5823	103,700,000	Fixed	100,000,000
May 20	4.5926	104,300,000	Fixed	100,000,000
May 20	4.6273	52,195,000	Fixed	50,000,000
May 20	4.6325	53,350,000	Fixed	50,000,000
Jun. 1	3.9835	117,800,000	Fixed	100,000,000
Jun. 1	4.0122	116,890,000	Fixed	100,000,000
Jun. 1	4.0207	117,530,000	Fixed	100,000,000
Jun. 1	4.0262	117,600,000	Fixed	100,000,000
Jun. 1	4.0313	117,170,000	Fixed	100,000,000
Jun. 1	4.1118	116,140,000	Fixed	100,000,000
Jun. 1	4.1274	115,650,000	Fixed	100,000,000
Jun. 1	4.1763	114,750,000	Fixed	100,000,000
Jun. 1	4.2051	115,190,000	Fixed	100,000,000
Jun. 1	4.21744	113,250,000	Fixed	100,000,000
Jul. 20	4.6740	53,375,000	3 month LIBOR	50,000,000
Aug. 20	4.5517	53,250,000	3 month LIBOR	50,000,000
Aug. 20	4.6200	80,212,500	Fixed	75,000,000
Sep. 20	4.3226	99,920,000	3 month LIBOR	100,000,000
Sep. 20	4.4428	49,330,000	3 month LIBOR	50,000,000
Oct. 3	4.4070	75,000,000	3 month LIBOR	76,336,000
Oct. 20	4.2830	49,000,000	Fixed	50,000,000
2018 – Jan. 20	3.5834	75,517,500	Fixed	75,000,000
Jan. 20	3.8380	50,225,000	Fixed	50,000,000
Jan. 20	3.8670	49,875,000	Fixed	50,000,000
Mar. 20	3.5553	51,100,000	Fixed	50,000,000
Mar. 20	3.5679	76,612,500	Fixed	75,000,000
Mar. 20	3.6000	76,350,000	Fixed	75,000,000
Mar. 20	3.6027	76,500,000	Fixed	75,000,000
Mar. 20	3.6046	50,735,000	Fixed	50,000,000
Mar. 20	3.6064	76,650,000	Fixed	75,000,000
Mar. 20	3.6216	50,325,000	Fixed	50,000,000
Mar. 20	3.7441	50,685,000	Fixed	50,000,000
Apr. 20	3.5660	52,600,000	Fixed	50,000,000
Apr. 20	3.5748	75,450,000	Fixed	75,000,000
Apr. 20	3.5912	50,250,000	Fixed	50,000,000
Apr. 20	3.6115	100,000,000	Fixed	100,000,000
Apr. 20	3.6233	99,250,000	Fixed	100,000,000
Apr. 20	3.6371	76,350,000	Fixed	75,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Apr. 20	3.6992	$102,475,000	Fixed	USD 100,000,000
Apr. 20	3.7029	99,400,000	Fixed	100,000,000
May 20	3.5552	79,725,000	Fixed	75,000,000
May 20	3.5874	106,300,000	Fixed	100,000,000
May 20	3.6656	100,400,000	Fixed	100,000,000
May 20	3.6742	75,465,000	Fixed	75,000,000
May 20	3.8752	101,000,000	Fixed	100,000,000
Jun. 20	3.4819	106,100,000	Fixed	100,000,000
Jun. 20	3.6492	75,450,000	Fixed	75,000,000
Jun. 20	3.6669	50,600,000	Fixed	50,000,000
Jun. 20	3.6706	75,975,000	Fixed	75,000,000
Jun. 20	3.6743	51,000,000	Fixed	50,000,000
Jun. 20	3.6870	50,650,000	Fixed	50,000,000
Jun. 20	3.7363	50,085,000	Fixed	50,000,000
Jul. 20	3.4673	53,500,000	Fixed	50,000,000
Jul. 20	3.6476	104,850,000	Fixed	100,000,000
Aug. 20	3.6614	103,500,000	Fixed	100,000,000
Aug. 20	3.4930	106,900,000	Fixed	100,000,000
Oct. 20	3.6682	125,000,000	Fixed	100,000,000
Nov. 20	3.1375	85,950,000	Fixed	75,000,000
Nov. 20	3.2852	110,000,000	Fixed	100,000,000
Nov. 20	3.3194	109,850,000	Fixed	100,000,000
Nov. 20	3.3783	55,500,000	Fixed	50,000,000
Nov. 20	3.3920	55,500,000	Fixed	50,000,000
Nov. 20	3.4346	136,275,000	Fixed	125,000,000
2019 –Feb. 20	3.3200	106,850,000	Fixed	100,000,000
Feb. 20	3.3201	106,780,000	Fixed	100,000,000
Apr. 20	3.4600	175,500,000	Fixed	150,000,000
May 20	3.3076	116,560,000	Fixed	100,000,000
May 20	3.3258	58,000,000	Fixed	50,000,000
May 20	3.3313	116,000,000	Fixed	100,000,000
May 20	3.3360	55,975,000	Fixed	50,000,000
May 20	3.3435	116,400,000	Fixed	100,000,000
May 20	3.3456	84,037,500	Fixed	75,000,000
May 20	3.3600	57,000,000	Fixed	50,000,000
Aug. 20	3.3510	108,650,000	Fixed	100,000,000
Aug. 20	3.3547	54,400,000	Fixed	50,000,000
Aug. 20	3.3835	163,875,000	Fixed	150,000,000
Aug. 20	3.4300	104,700,000	Fixed	100,000,000
Aug. 20	3.4388	107,900,000	Fixed	100,000,000
Aug. 20	3.4476	52,550,000	Fixed	50,000,000
Oct. 20	3.5067	54,964,000	3 month LIBOR	52,000,000
Nov. 20	3.3985	52,415,000	3 month LIBOR	50,000,000
Nov. 20	3.4095	110,400,000	Fixed	100,000,000
Nov. 20	3.4625	110,000,000	Fixed	100,000,000
Nov. 23	3.4101	53,445,000	3 month LIBOR	50,000,000
Nov. 25	3.4055	66,316,800	3 month LIBOR	62,800,000
Nov. 27	3.2949	52,750,000	3 month LIBOR	50,000,000
2020 –Jan. 20	3.2663	106,000,000	3 month LIBOR	100,000,000
Jan. 20	3.3197	52,750,000	3 month LIBOR	50,000,000
Jan. 20	3.3747	52,600,000	3 month LIBOR	50,000,000
Jan. 20	3.4990	15,427,500	3 month LIBOR	15,000,000
Jan. 20	3.5145	18,562,536	3 month LIBOR	17,995,672
Feb. 20	3.3900	53,130,000	3 month LIBOR	50,000,000
Feb. 20	3.4030	53,500,000	Fixed	50,000,000
Feb. 20	3.4258	86,395,588	3 month LIBOR	81,528,346
Mar. 20	3.3910	53,500,000	Fixed	50,000,000
Mar. 20	3.4221	106,570,000	Fixed	100,000,000
Mar. 20	3.4370	157,050,000	Fixed	150,000,000
Mar. 20	3.4761	103,300,000	Fixed	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Mar. 20	3.4944	$105,750,000	Fixed	USD 100,000,000
Mar. 20	3.5531	205,600,000	Fixed	200,000,000
Mar. 20	3.5577	103,050,000	Fixed	100,000,000
Apr. 20	3.3537	96,450,000	3 month LIBOR	100,000,000
Apr. 20	3.3554	95,800,000	3 month LIBOR	100,000,000
Apr. 20	3.4263	95,750,000	3 month LIBOR	100,000,000
Apr. 20	3.4551	105,450,000	Fixed	100,000,000
Apr. 20	3.4810	157,350,000	Fixed	150,000,000
Apr. 20	3.4945	104,580,000	Fixed	100,000,000
Apr. 20	3.5241	104,250,000	Fixed	100,000,000
Apr. 20	3.5363	157,305,000	Fixed	150,000,000
May 20	3.1879	95,000,000	3 month LIBOR	100,000,000
May 20	3.21258	95,200,000	3 month LIBOR	100,000,000
May 20	3.2304	96,700,000	3 month LIBOR	100,000,000
May 20	3.2708	95,600,000	3 month LIBOR	100,000,000
May 20	3.2899	95,500,000	3 month LIBOR	100,000,000
May 20	3.2931	96,350,000	3 month LIBOR	100,000,000
May 20	3.4123	96,350,000	3 month LIBOR	100,000,000
May 20	3.6560	50,895,000	Fixed	50,000,000
May 20	3.7121	100,500,000	Fixed	100,000,000
Jun. 20	2.9176	49,040,000	3 month LIBOR	50,000,000
Jun. 20	2.9730	98,000,000	3 month LIBOR	100,000,000
Jun. 20	3.0377	96,770,000	3 month LIBOR	100,000,000
Jun. 20	3.0730	96,070,000	3 month LIBOR	100,000,000
Jun. 20	3.2828	79,792,500	Fixed	75,000,000
Jun. 20	3.2970	53,090,000	Fixed	50,000,000
Jun. 20	3.3006	53,425,000	Fixed	50,000,000
Jun. 20	3.4058	51,700,000	Fixed	50,000,000
Jun. 20	3.4655	51,825,000	Fixed	50,000,000
Jun. 20	3.5847	51,000,000	Fixed	50,000,000
Jun. 22	3.2882	52,550,000	Fixed	50,000,000
Jun. 22	3.3000	105,600,000	Fixed	100,000,000
Jun. 22	3.3118	52,525,000	Fixed	50,000,000
Jun. 22	3.3315	104,000,000	Fixed	100,000,000
Jun. 22	3.3647	104,150,000	Fixed	100,000,000
Jun. 22	3.3800	51,900,000	Fixed	50,000,000
Jul. 20	2.7559	49,050,000	3 month LIBOR	50,000,000
Jul. 20	2.8281	48,635,000	3 month LIBOR	50,000,000
Jul. 20	2.8550	48,800,000	3 month LIBOR	50,000,000
Jul. 20	3.2942	51,060,000	Fixed	50,000,000
Jul. 20	3.3248	51,250,000	Fixed	50,000,000
Jul. 20	3.3700	76,252,500	3 month LIBOR	75,000,000
Aug. 20	2.7655	47,280,000	3 month LIBOR	50,000,000
Aug. 20	2.7806	47,250,000	3 month LIBOR	50,000,000
Aug. 20	2.7943	47,265,000	3 month LIBOR	50,000,000
Aug. 20	2.8200	48,000,000	3 month LIBOR	50,000,000
Aug. 20	2.8275	47,525,000	3 month LIBOR	50,000,000
Aug. 20	2.8339	47,400,000	3 month LIBOR	50,000,000
Aug. 20	2.9470	47,925,000	3 month LIBOR	50,000,000
Aug. 20	3.0731	103,950,000	3 month LIBOR	100,000,000
Aug. 20	3.0789	98,393,300	3 month LIBOR	94,700,000
Aug. 20	3.0890	51,200,000	Fixed	50,000,000
Aug. 20	3.1462	52,740,000	Fixed	50,000,000
Aug. 20	3.1601	52,750,000	Fixed	50,000,000
Aug. 20	3.1857	52,000,000	Fixed	50,000,000
Aug. 20	3.2031	104,000,000	Fixed	100,000,000
Aug. 20	3.2298	51,600,000	Fixed	50,000,000
Aug. 20	3.2321	103,100,000	Fixed	100,000,000
Aug. 20	3.2555	103,620,000	Fixed	100,000,000
Sep. 20	2.3180	49,200,000	3 month LIBOR	50,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Sep. 20	2.3302	$49,450,000	3 month LIBOR	USD 50,000,000
Sep. 20	2.7500	47,445,000	3 month LIBOR	50,000,000
Sep. 20	2.8800	18,358,980	3 month LIBOR	17,560,000
Sep. 20	3.0142	51,425,000	Fixed	50,000,000
Oct. 20	2.9630	62,502,178	3 month LIBOR	60,593,483
Oct. 20	2.9735	51,180,000	Fixed	50,000,000
Dec. 20	3.3038	50,550,000	Fixed	50,000,000
Dec. 20	3.3429	50,375,000	Fixed	50,000,000
2021 –Jan. 20	3.1781	74,625,000	Fixed	75,000,000
Jan. 20	3.2328	74,265,000	Fixed	75,000,000
Jan. 20	3.2631	74,077,500	Fixed	75,000,000
Jan. 20	3.3126	76,256,630	Fixed	76,371,187
Feb. 20	3.2877	99,500,000	Fixed	100,000,000
Feb. 20	3.2954	100,170,000	Fixed	100,000,000
Feb. 20	3.3000	100,000,000	Fixed	100,000,000
Feb. 20	3.3143	49,900,000	Fixed	50,000,000
Feb. 20	3.3231	99,420,000	Fixed	100,000,000
Feb. 20	3.3345	99,500,000	Fixed	100,000,000
Feb. 20	3.3442	99,500,000	Fixed	100,000,000
Feb. 20	3.3500	99,300,000	Fixed	100,000,000
Feb. 20	3.3500	99,410,000	Fixed	100,000,000
Feb. 20	3.3511	49,715,000	Fixed	50,000,000
Feb. 20	3.3627	99,000,000	Fixed	100,000,000
Feb. 20	3.4051	107,334,370	3 month LIBOR	108,309,152
Feb. 20	3.4160	49,495,000	Fixed	50,000,000
Feb. 20	3.4208	99,120,000	Fixed	100,000,000
Feb. 20	3.4616	98,750,000	Fixed	100,000,000
Mar. 20	3.3035	98,150,000	Fixed	100,000,000
Mar. 20	3.3072	97,200,000	Fixed	100,000,000
Mar. 20	3.3100	97,600,000	Fixed	100,000,000
Mar. 20	3.3131	49,160,000	Fixed	50,000,000
Mar. 20	3.3300	49,100,000	Fixed	50,000,000
Mar. 20	3.3331	49,620,000	Fixed	50,000,000
Mar. 20	3.3832	98,600,000	Fixed	100,000,000
Mar. 20	3.4756	98,500,000	Fixed	100,000,000
Mar. 20	3.4874	197,200,000	Fixed	200,000,000
Mar. 20	3.5177	98,600,000	Fixed	100,000,000
Apr. 20	3.1875	141,932,739	3 month LIBOR	144,167,333
Apr. 20	3.1939	147,750,000	3 month LIBOR	150,000,000
Apr. 20	3.4312	96,050,000	3 month LIBOR	100,000,000
Apr. 20	3.4540	105,782,464	3 month LIBOR	110,443,166
May 20	3.3030	4,889,148	3 month LIBOR	5,135,660
May 20	3.3703	133,206,690	3 month LIBOR	138,324,704
Jul. 20	3.0571	135,617,347	3 month LIBOR	140,028,236

		$29,953,224,020		USD 27,130,313,141

Unmatured Market Debt (Continued)

For the cross currency swaps listed below (outstanding as of September 30, 2011), the Government’s Canadian dollar liability has been swapped into a euro liability.

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2011 — Nov. 20	2.05340	$158,750,000	Fixed	EUR 100,000,000
2012 — Apr. 20	1.50560	79,650,000	Fixed	50,000,000
Apr. 20	1.55480	80,875,000	Fixed	50,000,000
Jun. 1	3.62450	121,057,115	Fixed	85,000,000
Jun. 1	3.86440	119,952,000	Fixed	85,000,000
Jun. 1	3.98100	70,875,000	Fixed	50,000,000
Jun. 1	3.99850	115,931,500	Fixed	85,000,000
Jun. 1	4.00360	120,360,000	Fixed	85,000,000
Jun. 1	4.05650	119,175,000	Fixed	85,000,000
Jun. 1	4.08310	114,032,000	Fixed	80,000,000
Jun. 1	4.30400	119,348,500	Fixed	85,000,000
Jun. 1	4.34060	119,433,000	Fixed	85,000,000
Jun. 1	5.60300	70,615,000	Fixed	50,000,000
Jun. 1	5.67400	70,101,870	Fixed	50,000,000
Nov. 20	3.37300	55,811,000	Fixed	35,000,000
2013 — Jan. 20	1.70480	119,377,500	Fixed	75,000,000
Apr. 19	1.81000	79,500,000	Fixed	50,000,000
Apr. 19	1.83640	119,475,000	Fixed	75,000,000
Jun. 1	3.56590	126,066,000	Fixed	85,000,000
Jun. 1	3.85940	119,793,050	Fixed	85,000,000
Jun. 1	3.92270	71,300,000	Fixed	50,000,000
Jun. 1	4.04960	120,997,500	Fixed	85,000,000
Jun. 1	4.06580	118,725,000	Fixed	85,000,000
Jun. 1	4.06720	81,954,000	Fixed	60,000,000
Jun. 1	4.06880	118,549,500	Fixed	85,000,000
Jun. 1	4.41480	119,408,000	Fixed	85,000,000
Jun. 1	4.41890	118,983,000	Fixed	85,000,000
Jul. 19	1.60750	97,680,000	Fixed	60,000,000
Jul. 20	3.05400	151,280,000	Fixed	100,000,000
Jul. 20	3.10860	151,850,000	Fixed	100,000,000
2014 — Jun. 1	3.72300	124,025,500	Fixed	85,000,000
Jun. 1	3.85090	121,953,104	Fixed	85,000,000
Jun. 1	3.87030	120,402,500	Fixed	85,000,000
Jun. 1	3.97840	121,779,500	Fixed	85,000,000
Jun. 1	4.01790	116,000,000	Fixed	85,000,000
Jun. 1	4.08210	137,460,000	Fixed	100,000,000
Jun. 1	4.13160	118,991,500	Fixed	85,000,000
Jun. 1	4.16900	118,986,000	Fixed	85,000,000
Jun. 1	4.29100	121,735,000	Fixed	85,000,000
Jun. 1	4.29570	92,675,000	Fixed	65,000,000
Jun. 1	4.35210	118,337,000	Fixed	85,000,000
Jun. 1	4.42220	120,292,000	Fixed	85,000,000
Aug. 20	3.59700	118,125,000	Fixed	75,000,000
Aug. 20	3.63140	78,466,500	Fixed	50,000,000
Aug. 20	3.66910	79,225,000	Fixed	50,000,000
Sep. 20	3.50400	39,925,000	Fixed	25,000,000
2015 — Apr. 20	3.55500	79,600,000	Fixed	50,000,000
Apr. 20	3.58260	80,250,000	Fixed	50,000,000
Apr. 20	3.60470	79,150,000	Fixed	50,000,000
Jun. 1	3.82800	123,586,000	Fixed	85,000,000
Jun. 1	3.85310	120,718,928	Fixed	85,000,000
Jun. 1	3.97750	117,968,032	Fixed	85,000,000
Jun. 1	4.11890	117,096,000	Fixed	85,000,000
Jun. 1	4.14170	118,872,500	Fixed	85,000,000
Jun. 1	4.16550	118,490,000	Fixed	85,000,000
Jun. 1	4.39610	117,988,500	Fixed	85,000,000
Jul. 20	2.13990	82,500,000	Fixed	50,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Jul. 20	3.16000	$151,680,000	Fixed	EUR 100,000,000
Aug. 20	3.69150	118,462,500	Fixed	75,000,000
2016 — Mar. 20	3.31810	78,250,000	Fixed	50,000,000
Mar. 20	3.35940	156,000,000	Fixed	100,000,000
Mar. 20	3.58590	80,525,000	Fixed	50,000,000
Apr. 20	3.65360	79,620,000	Fixed	50,000,000
Jun. 1	4.08250	71,290,000	Fixed	50,000,000
Jun. 1	4.17380	119,918,000	Fixed	85,000,000
Jun. 1	4.17820	120,437,775	Fixed	85,000,000
Jun. 1	4.20600	111,240,000	Fixed	80,000,000
Jun. 1	4.33520	119,340,000	Fixed	85,000,000
Jun. 1	4.37660	120,504,500	Fixed	85,000,000
Jun. 1	4.40680	119,918,000	Fixed	85,000,000
Jun. 1	4.42300	121,728,500	Fixed	85,000,000
Jun. 1	4.45070	122,757,000	Fixed	85,000,000
Jun. 1	4.45100	120,666,000	Fixed	85,000,000
Jun. 1	4.55370	119,569,500	Fixed	85,000,000
Jun. 1	4.59180	141,600,000	Fixed	100,000,000
Jun. 1	4.59640	70,675,000	Fixed	50,000,000
Jun. 1	4.59780	119,544,000	Fixed	85,000,000
Jun. 1	4.63220	70,267,500	Fixed	50,000,000
Jul. 20	2.31510	83,125,000	Fixed	50,000,000
Jul. 20	2.36950	122,625,000	Fixed	75,000,000
Jul. 20	3.49350	77,670,000	Fixed	50,000,000
Jul. 20	3.50900	117,300,000	Fixed	75,000,000
Jul. 20	3.61430	119,070,000	Fixed	75,000,000
Sep. 20	3.52250	120,937,500	Fixed	75,000,000
Oct. 20	3.44070	79,012,800	Fixed	50,000,000
2017 — Apr. 20	4.17920	74,700,000	Fixed	50,000,000
Apr. 20	4.18880	75,225,000	Fixed	50,000,000
Jun. 1	4.00510	154,450,000	Fixed	100,000,000
Jun. 1	4.15940	153,650,000	Fixed	100,000,000
Jul. 20	4.39630	70,550,000	Fixed	50,000,000
Jul. 20	4.43500	70,510,000	Fixed	50,000,000
Jul. 20	4.48170	71,250,000	Fixed	50,000,000
Jul. 20	4.49940	114,744,000	Fixed	80,000,000
Jul. 20	4.55350	142,620,000	Fixed	100,000,000
Jul. 20	4.61860	70,875,000	Fixed	50,000,000
Aug. 20	4.40800	72,675,000	Fixed	50,000,000
Aug. 20	4.50020	142,820,000	Fixed	100,000,000
Aug. 20	4.56940	72,850,000	Fixed	50,000,000
Sep. 20	4.34100	106,087,500	Fixed	75,000,000
Sep. 20	4.36900	71,800,000	Fixed	50,000,000
2018 — Jan. 20	3.78430	72,600,000	Fixed	50,000,000
Jan. 20	3.79570	73,200,000	Fixed	50,000,000
Jan. 20	3.83400	73,750,000	Fixed	50,000,000
Jan. 20	3.85300	72,250,000	Fixed	50,000,000
Jan. 20	3.85680	145,750,000	Fixed	100,000,000
Apr. 20	3.84300	73,625,000	Fixed	50,000,000
May 20	3 month CDOR	233,040,000	Fixed	150,000,000
May 20	3.17500	156,500,000	Fixed	100,000,000
Jul. 20	3 month CDOR	231,720,000	Fixed	150,000,000
Jul. 20	3 month CDOR	154,030,000	Fixed	100,000,000
Jul. 20	3.24800	155,000,000	Fixed	100,000,000
Jul. 20	3.31350	77,950,000	Fixed	50,000,000
Jul. 20	3.62200	155,100,000	Fixed	100,000,000
2019 — Jan. 20	2.83130	159,290,000	Fixed	100,000,000
Jan. 20	2.98000	157,000,000	Fixed	100,000,000
Jan. 20	2.98220	156,200,000	Fixed	100,000,000
Jan. 20	3.06030	39,485,000	Fixed	25,000,000
Jan. 20	3.14000	78,075,000	Fixed	50,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Apr. 20	3 month CDOR	$158,800,000	Fixed	EUR 100,000,000
Jul. 20	3.4256	77,325,000	Fixed	50,000,000
Jul. 20	3.4649	154,000,000	Fixed	100,000,000
Jul. 20	3.5051	155,100,000	Fixed	100,000,000
Jul. 20	3.5825	115,612,500	Fixed	75,000,000
Jul. 20	3.5825	153,750,000	Fixed	100,000,000
Jul. 20	3.5885	154,000,000	Fixed	100,000,000
2020 — Jul. 20	3.1415	66,750,000	Fixed	50,000,000
2021 — May 20	3.1250	144,092,256	Fixed	100,000,000
May 20	3.1335	71,190,000	Fixed	50,000,000
Jun. 20	3.1880	137,710,900	Fixed	100,000,000
Sep. 20	2.3200	71,095,000	Fixed	50,000,000
Sep. 20	2.4000	71,110,000	Fixed	50,000,000
Sep. 20	2.4000	72,100,000	Fixed	50,000,000
Sep. 20	2.4580	106,212,673	Fixed	75,000,000
Oct. 15	2.0739	69,275,000	Fixed	50,000,000
Oct. 15	2.2247	69,430,000	Fixed	50,000,000
Oct. 20	2.1210	67,920,000	Fixed	50,000,000
Oct. 20	2.1350	68,000,000	Fixed	50,000,000
Oct. 20	2.1880	67,750,000	Fixed	50,000,000
Oct. 20	2.2051	67,500,000	Fixed	50,000,000
Oct. 20	2.2399	138,800,000	Fixed	100,000,000
Oct. 20	2.2448	68,925,375	Fixed	50,000,000
Oct. 20	2.2580	101,775,000	Fixed	75,000,000
Oct. 20	2.2805	68,470,000	Fixed	50,000,000
Oct. 20	2.3960	70,880,760	Fixed	50,000,000
Oct. 20	2.4163	70,220,000	Fixed	50,000,000

		$15,576,403,638		EUR 10,595,000,000

For the cross currency swaps listed below (outstanding as of September 30, 2011), the Government’s Canadian dollar liability has been swapped into a yen liability.

	Canadian dollar liability		Yen liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2012 — Mar. 20	1.3216	$ 62,111,800	Fixed	JPY 5,000,000,000
2013 — Mar. 20	1.5875	62,874,556	Fixed	5,000,000,000
Mar. 20	1.5900	60,782,884	Fixed	5,000,000,000
2014 — Mar. 20	1.8070	60,774,648	Fixed	5,000,000,000
2016 — Apr. 20	2.7230	49,510,650	Fixed	4,300,000,000
Jun. 20	2.5641	48,035,000	Fixed	4,021,500,000
Jun. 20	2.3590	60,257,700	Fixed	5,000,000,000

		$ 404,347,238		JPY 33,321,500,000

(D) FOREIGN EXCHANGE SWAPS

For the foreign exchange swaps listed below (outstanding as of September 30, 2011), the Government swapped Canadian dollars into U.S dollars.

	Canadian dollar	U.S. dollar
Maturity date	Notional amount	Notional amount
2012 — Jan. 12	$46,804,694	USD 47,216,575
Feb. 14	$68,615,496	USD 67,414,725

NOTES:

(1)	Non-callable except as otherwise noted.
(2)

Real Return Bonds bear interest adjusted in relation to the CPI for Canada. At maturity, a final payment equal to the sum of inflation compensation from the original issue date to maturity and principal will be made. All amounts shown for these issues include the inflation compensation accrued to date.

(3)

Canada Savings Bonds offer minimum guaranteed annual interest rates and are non-callable, non-assignable and non-transferable. Canada Savings Bonds are redeemable on demand at any time with accrued interest. Issues are available in compound interest or regular interest form.

Unmatured Market Debt (Continued)

(4)	For these series of Canada Savings Bonds and Canada Premium Bonds the original maturity date was extended by 10 years, at the option of the holder.
(5)

Canada Premium Bonds are non-callable, non-assignable and non-transferable. Canada Premium Bonds are redeemable once a year on the anniversary date and during the 30 days thereafter without penalty. Issues are available in compound interest or regular interest form.

(6)

Obligations are non-negotiable, non-assignable and non-transferable. Term to maturity is 20 years, or such lesser period as may from time to time be fixed by the Minister of Finance on the recommendation of the Office of the Superintendent of Financial Institutions. Obligations are redeemable in whole or in part before maturity only at the option of the Minister of Finance; Obligations bear interest payable semi-annually at the rate fixed by the Minister of Finance, and are issued in accordance with terms and conditions set forth in an agreement (all in accordance with Section 111 of the Canada Pension Plan Act).

(7)	Converted at USD 1.00 = CAD 1.0482, EUR 1.00 = CAD 1.4042 the closing rates on September 30, 2011.
(8)	Assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.
(9)	Of the U.S.$38,244,000 assumed by the Government of Canada, U.S.$5,000,000 was cancelled on August 31, 2004.
(10)	May not add to total due to rounding.

Other Obligations (with Respect to Money Borrowed)

DIRECT OBLIGATIONS (1)

The borrowings listed below are direct obligations of agent enterprise Crown corporations which are agents of Canada and as such constitute direct obligations of the Government of Canada and are a charge on and payable out of the Consolidated Revenue Fund of Canada.

BORROWINGS BY AGENT ENTERPRISE CROWN CORPORATIONS

	Outstanding at March 31, 2011
	Canadian dollar borrowings	Foreign currency borrowings (2)	Total borrowings
	(in millions)
Business Development Bank of Canada	$741.1	$155.5	$896.6
Canada Mortgage and Housing Corporation	2,295.4	744.0	3,039.4
Canada Housing Trust	199,237.5	—	199,237.5
Canada Post Corporation	1,050.8	—	1050.8
Canadian Dairy Commission (Marketing)	—	—	—
Export Development Canada	2,663.6	19,369.0	22,032.6
Farm Credit Canada	1,235.4	57.2	1,292.6
Freshwater Fish Marketing Corporation	23.7	3.9	27.6
Parc Downsview Park Incorporated	53.0	—	53.0
Royal Canadian Mint	12.0	—	12.0

Total	$207,312.5	$20,329.6	$227,642.1

Source: Public Accounts of Canada 2011.

Note: Amounts may not add due to rounding.

(1)

The payment of all money borrowed by agent enterprise Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. In practice, with few exceptions, all borrowings have been repaid by the agent enterprise Crown corporations.

(2)	Foreign currency equivalent in Canadian dollars.

CONTINGENT LIABILITIES

Principal amount outstanding
GUARANTEES PROVIDED BY THE GOVERNMENT AS AT MARCH 31, 2011 (IN MILLIONS OF DOLLARS)
Guaranteed borrowings of enterprise Crown corporations and other government business enterprises—
Agent enterprise Crown corporations	$227,642
Non-agent enterprise Crown corporations and other government business enterprises—
Canadian Wheat Board, The	2,177

Total—Guaranteed borrowings	229,819

Other guarantees provided by the Government—
Loan guarantees—
Agriculture and Agri-Food—
Advance Payments Program—Agricultural Marketing Programs Act	1,197
Farm Improvement Loans Act (FILA) and Canadian Agricultural Loans Act (CALA)	87
Human Resources and Skills Development—
Canada Student Loans Act	35
Indian Affairs and Northern Development—
Indian Economic Development Guarantee Program	1
On-Reserve Housing Guarantee Program:
Canada Mortgage and Housing Corporation	1,305
Other approved lenders	592
Industry—
Regional Aircraft Credit Facility	138
Canada Small Business Financing Act (CSBFA)	688
Capital Leasing Pilot Project	5

Total—Loan guarantees	4,048

Insurance programs managed by the Government—
Foreign Affairs and International Trade—
Accounts administered for the Government by Export Development Canada
Finance—
Mortgage insurance:
Genworth Financial Mortgage Insurance Company of Canada	1,173
Canada Guaranty Mortgage Insurance Company	85
Canadian Nuclear Safety Commission—
Nuclear Liability Reinsurance Account	582

Total—Insurance programs managed by the Government	2,132

Other explicit guarantees—
Agriculture and Agri-Food—
National Biomass Ethanol Program	25
Price Pooling Program—Agricultural Marketing Programs Act	33
Finance—
Obligations to The Canadian Wheat Board under the Agri-Food Credit Facility (ACF) and the Credit Grain Sales Program (CGSP)	264
Canadian Broadcasting Corporation—
Financial Guarantee	188

TOTAL—OTHER EXPLICIT GUARANTEES	510

TOTAL—GROSS GUARANTEES	236,509
Less: allowance for guarantees	592

NET EXPOSURE UNDER GUARANTEES	$235,917

Source: Public Accounts of Canada 2011.

Note: Amounts may not add due to rounding.

Supplementary Information

MARKETABLE BONDS (DOMESTIC)

From October 1, 2011 through November 30, 2011, Government of Canada domestic marketable bonds outstanding increased by $14,473 million to $441,676 million. New issues and retirements during this period are detailed below.

Issue or Maturity Date	Coupon (%)	Maturity Date	Issue Amount	Maturity Amount
2011 – Oct. 11	2.75	2022 – Jun. 1	$2,500,000,000	—
2011 – Oct. 17	1.50	2017 – Mar. 1	3,500,000,000	—
2011 – Oct. 21	1.00	2014 – Feb. 1	3,500,000,000	—
2011 – Nov.7	1.00	2015 – Feb. 1	3,000,000,000	—
2011 – Nov. 14	1.00	2014 – Feb. 1	3,500,000,000	—
2011 – Nov. 21	3.50	2045 – Dec. 1	1,500,000,000	—
2011 – Nov. 28	1.50	2017 – Mar. 1	3,500,000,000	—

			$21,000,000,000

From October 1, 2011 through November 30, 2011, ten repurchase operations were held and the following bonds were purchased by the Government. Repurchased bonds are typically cancelled shortly after their settlement.

Repurchase Settlement Date	Coupon %	Maturity Date	Amount Repurchased
2011 – Oct. 6	1.25	2011 – Dec. 1	$45,000,000
2011 – Oct. 6	3.75	2012 – Jun. 1	33,000,000
2011 – Oct. 6	5.25	2012 – Jun. 1	20,000,000
2011 – Oct. 6	2.00	2012 – Sep. 1	402,000,000
2011 – Oct. 11	8.00	2023 – Jun. 1	161,373,000
2011 – Oct. 11	8.00	2027 – Jun. 1	221,000,000
2011 – Oct. 11	5.75	2029 – Jun. 1	70,000,000
2011 – Oct. 13	1.25	2011 – Dec. 1	18,000,000
2011 – Oct. 13	1.50	2012 – Mar. 1	300,000,000
2011 – Oct. 13	1.50	2012 – Jun. 1	3,000,000
2011 – Oct. 13	5.25	2012 – Jun. 1	59,794,000
2011 – Oct. 13	2.00	2012 – Sep. 1	619,206,000
2011 – Oct. 20	1.25	2011 – Dec. 1	29,700,000
2011 – Oct. 20	5.25	2012 – Jun. 1	181,519,000
2011 – Oct. 20	2.00	2012 – Sep. 1	288,781,000
2011 – Oct. 27	1.50	2012 – Jun. 1	401,000,000
2011 – Oct. 27	3.75	2012 – Jun. 1	152,500,000
2011 – Oct. 27	5.25	2012 – Jun. 1	50,000,000
2011 – Oct. 27	2.00	2012 – Sep. 1	205,000,000
2011 – Nov. 3	1.25	2011 – Dec. 1	75,000,000
2011 – Nov. 3	1.50	2012 – Jun. 1	118,000,000
2011 – Nov. 3	3.75	2012 – Jun. 1	12,000,000
2011 – Nov. 3	5.25	2012 – Jun. 1	2,300,000
2011 – Nov. 3	2.00	2012 – Sep. 1	157,000,000
2011 – Nov. 10	1.25	2011 – Dec. 1	13,000,000
2011 – Nov. 10	1.50	2012 – Mar. 1	100,000,000
2011 – Nov. 10	1.50	2012 – Jun. 1	3,453,000
2011 – Nov. 10	3.75	2012 – Jun. 1	112,000,000
2011 – Nov. 10	5.25	2011 – Jun. 1	25,000,000
2011 – Nov. 10	1.50	2012 – Dec. 1	10,718,000
2011 – Nov. 17	1.25	2011 – Dec. 1	100,000,000
2011 – Nov. 17	1.50	2012 – Mar. 1	75,000,000
2011 – Nov. 17	2.00	2012 – Sep. 1	325,000,000
2011 – Nov. 21	8.00	2023 – Jun. 1	10,000,000
2011 – Nov. 21	5.75	2029 – Jun. 1	35,000,000
2011 – Nov. 21	5.75	2033 – Jun. 1	68,000,000
2011 – Nov. 24	1.25	2011 – Dec. 1	51,000,000
2011 – Nov. 24	1.50	2012 – Jun. 1	200,000,000
2011 – Nov. 24	3.75	2012 – Jun. 1	81,952,000
2011 – Nov. 24	5.25	2012 – Jun. 1	73,905,000
2011 – Nov. 24	2.00	2012 –Sep. 1	42,953,000
2011 – Nov. 24	1.50	2012 – Dec. 1	550,190,000

Total repurchased amount for period:			$5,502,344,000

CANADA SAVINGS BONDS

CSB Series 128 issued on November 1, 2011 has a guaranteed minimum interest rate of 0.50% for the year beginning November 1, 2011. Rates for the remaining years to maturity will be announced at a future date.

CANADA PREMIUM BONDS

CPB Series 78 issued on November 1, 2011 has a guaranteed minimum interest rate of 1.00% for the year beginning November 1, 2011, 1.20% for the year beginning November 1, 2012 and 1.40% for the year beginning November 1, 2013. Rates for the remaining years to maturity will be announced at a future date.

TREASURY BILLS

From October 1, 2011 through November 30, 2011, treasury bills outstanding increased by $100 million to $174,600 million.

CANADA BILLS

From October 1, 2011 through November 30, 2011, Canada Bills outstanding increased by U.S.$200,784,000 to U.S.$2,517,162,000

CROSS CURRENCY SWAPS

From October 1, 2011 through November 30, 2011, Canadian dollar liabilities of $815,875,000 were swapped into liabilities of U.S.$800,000,000 and Canadian dollar liabilities of $873,995,775 were swapped into liabilities of Euro 625,000,000.

FOREIGN EXCHANGE TRANSACTIONS

From October 1, 2011 through November 30, 2011, the Government entered into transactions to purchase: Euro 900,269,000 in exchange for U.S.$1,192,514,922; £236,241,000 in exchange for U.S.$363,367,899; ¥25,752,400,000 in exchange for U.S.$335,669,318; U.S.$1,216,964,721 in exchange for Euro 918,452,000; U.S.$370,646,925 in exchange for £241,012,000; and U.S.$342,949,996 in exchange for ¥26,272,500,000.